Exhibit (99)-1


              MARKET FOR REGISTRANT'S COMMON EQUITY
                 AND RELATEDSTOCKHOLDER MATTERS


                  NUMBER OF COMMON STOCKHOLDERS

As of year-end 2000, there were 77,051 registered stockholders.


                COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation common stock is listed on the New
York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WI Engy.


                DIVIDENDS AND COMMON STOCK PRICES

COMMON STOCK DIVIDENDS OF WISCONSIN ENERGY:   Cash dividends on
Wisconsin Energy's common stock, as declared by the board of directors, are normally paid on or about the first day of March, June, September and December. Wisconsin Energy reviews its dividend policy on a regular basis. Subject to any regulatory restrictions or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, earnings, financial condition and other requirements.

In September 2000, the board of directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per share (or $1.56 on an annualized basis).

RANGE OF WISCONSIN ENERGY COMMON STOCK PRICES AND DIVIDENDS:

                                2000                                      1999
              ----------------------------------------  ----------------------------------------
Quarter         High           Low        Dividend        High           Low        Dividend
-------         ----           ---        --------        ----           ---        --------
First          $21.19        $16.81         $.39         $31.56        $25.06         $.39
Second          22.94         19.81          .39          28.13         25.06          .39
Third           23.56         18.94          .39          26.00         22.44          .39
Fourth          23.00         17.88          .20          24.19         19.06          .39
                                           -----                                     -----
Year           $23.56        $16.81        $1.37         $31.56        $19.06        $1.56
                                           =====                                     =====

                                     WISCONSIN ENERGY CORPORATION
                         CONSOLIDATED SELECTED FINANCIAL AND STATISTICAL DATA

     Financial                         2000 (a)       1999         1998         1997           1996
     ---------                         --------       ----         ----         ----           ----
Year Ended December 31
 Net income (Millions)                 $154.2 (b)     $209.0 (c)   $188.1       $60.7 (d)     $218.1
 Earnings per share of
  common stock
    Basic                               $1.28 (b)      $1.79 (c)    $1.65       $0.54 (d)      $1.97
    Diluted                             $1.27 (b)      $1.79 (c)    $1.65       $0.54 (d)      $1.97
 Dividends per share of
  common stock                          $1.37          $1.56       $1.555      $1.535        $1.5075

 Operating revenues (Millions)
  Utility energy                     $2,556.7       $2,050.2     $1,980.0    $1,789.6       $1,773.8
  Non-utility energy                    372.8          193.2         34.1        17.1           13.6
  Manufacturing                         374.2            -            -           -              -
  Other                                  51.0           29.2         25.3         0.2            0.1
                                     --------       --------     --------    --------       --------
 Total operating revenues            $3,354.7       $2,272.6     $2,039.4    $1,806.9       $1,787.5
                                     ========       ========     ========    ========       ========
At December 31 (Millions)
 Total assets                        $8,406.1       $6,061.8     $5,355.1    $5,031.8       $4,680.1
 Long-term debt and mandatorily
  redeemable trust preferred
  securities                         $2,932.7       $2,334.6     $1,749.0    $1,532.4       $1,416.1

 Utility Energy Statistics
 -------------------------
 Electric
  Megawatt-hours sold (Thousands)    32,042.4       31,257.1     29,940.4    27,671.8       27,490.4
  Customers (End of year)           1,048,711      1,027,785    1,010,318     978,835        968,735
 Gas
  Therms delivered (Millions)         1,621.5          944.1        922.8       980.7          936.9
  Customers (End of year)             952,177        398,508      388,478     376,732        367,275
 Steam
  Pounds sold (Millions)              3,085.2        2,913.9      2,773.1     3,160.6        2,704.6
  Customers (End of year)                 451            450          454         474            465

Non-Utility Energy Statistics
-----------------------------
 Independent Power Production
   Electric megawatt-hour
    sales (Thousands)                 3,213.2        2,417.2        -           -              -

 Energy Marketing, Trading &
  Services
   Electric megawatt-hour
    sales (Thousands)                 2,091.2        1,598.1        723.7       -              -
   Gas therm sales (Millions)           187.6            -            -         -              -

                      CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

                                              (Millions of Dollars, Except Per Share Amounts) (e)
                                              ---------------------------------------------------
                                                      March                         June
                                               -------------------           -------------------
Three Months Ended                             2000           1999           2000 (a)       1999
------------------                             ----           ----           --------       ----
 Total operating revenues                     $628.0         $556.7          $755.0        $539.0
 Operating income                              119.2          104.1           102.1         108.1
 Net income                                     50.6           53.5            30.1          48.9
 Earnings per share of common stock
  Basic                                        $0.42          $0.46           $0.25         $0.42
  Diluted                                      $0.42          $0.46           $0.25         $0.42

                                                    September                      December
                                               -------------------           -------------------
Three Months Ended                             2000 (a)       1999           2000 (a)       1999
------------------                             --------       ----           --------       ----
 Total operating revenues                      $850.8        $591.3        $1,120.9        $585.6
 Operating income                               134.7         142.5            88.9         121.4
 Net income                                      44.6          68.9            28.9 (b)      37.7 (c)
 Earnings per share of common stock
  Basic                                         $0.37         $0.59           $0.24 (b)     $0.32 (c)
  Diluted                                       $0.36         $0.59           $0.24 (b)     $0.32 (c)

(a) Includes WICOR, Inc. and its subsidiaries subsequent to their acquisition on April 26, 2000.

(b) Includes net non-recurring costs, after tax, of $28.7 million or $0.24 per diluted share ($0.45 per share non-recurring gain offset by $0.69 per share of non-recurring charges relating primarily to the WICOR merger and the divestiture of non-core businesses).

(c) Includes non-recurring charge, after tax, of $10.8 million or $0.09 per diluted share for the settlement of litigation.

(d) Includes non-recurring charges, after tax, of $36.8 million or $0.33 per diluted share ($0.17 per share related to the terminated merger agreement with Northern States Power Company and $0.16 per share related to the write-down of equipment).

(e) Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                     WISCONSIN ENERGY CORPORATION
                                UTILITY FINANCIAL AND STATISTICAL DATA

Year Ended December 31                    2000 (a)     1999         1998         1997         1996
                                          --------     ----         ----         ----         ----
        Electric Utility
        ----------------
Operating Revenues (Millions)
  Residential                             $606.7       $584.3       $576.2       $487.2       $494.1
  Small Commercial/Industrial              550.0        524.9        496.2        430.2        421.5
  Large Commercial/Industrial              472.8        459.4        455.3        402.7        383.1
  Other - Retail/Municipal                  64.7         56.7         54.7         55.2         56.3
  Resale - Utilities                        79.1         74.7         60.9         24.6         26.4
  Other Operating Revenues                  24.5         22.1         20.3         12.2         11.9
                                        --------     --------     --------     --------     --------
    Total Operating Revenues            $1,797.8     $1,722.1     $1,663.6     $1,412.1     $1,393.3
                                        ========     ========     ========     ========     ========

Megawatt-hour Sales (Thousands)
  Residential                            7,633.2      7,503.1      7,405.0      6,863.6      6,998.8
  Small Commercial/Industrial            8,524.7      8,257.7      7,746.2      7,433.1      7,204.7
  Large Commercial/Industrial           11,824.0     11,542.8     11,523.3     11,021.5     10,785.5
  Other - Retail/Municipal               1,755.8      1,531.4      1,409.3      1,412.6      1,407.0
  Resale - Utilities                     2,304.7      2,422.1      1,856.6        941.0      1,094.4
                                        --------     --------     --------     --------     --------
    Total Sales                         32,042.4     31,257.1     29,940.4     27,671.8     27,490.4
                                        ========     ========     ========     ========     ========

Number of Customers (Average)
  Residential                             934,494      915,713      904,703      876,776      867,917
  Small Commercial/Industrial             101,665       99,209       97,858       93,259       91,565
  Large Commercial/Industrial                 716          720          724          714          706
  Other                                     2,327        1,978        1,899        1,844        1,832
                                        ---------    ---------    ---------    ---------    ---------
    Total Customers                     1,039,202    1,017,620    1,005,184      972,593      962,020
                                        =========    =========    =========    =========    =========

        Gas Utility
        -----------
Operating Revenues (Millions)
  Residential                             $450.2       $193.8       $176.5       $222.0       $218.8
  Commercial/Industrial                    225.2         95.1         87.9        113.6        108.1
  Interruptible                             13.7          5.3          7.1          9.0         11.5
                                          ------       ------       ------       ------       ------
    Total Retail Gas Sales                 689.1        294.2        271.5        344.6        338.4
  Transported Customer-Owned Gas            31.3         14.6         12.0         13.4         11.7
  Transported - Interdepartmental            1.5          1.8          2.5          3.1          3.1
  Other Operating Revenues                  14.4         (3.8)         9.9         (5.9)        11.7
                                          ------       ------       ------       ------       ------
    Total Operating Revenues              $736.3       $306.8       $295.9       $355.2       $364.9
                                          ======       ======       ======       ======       ======

Therms Delivered (Millions)
  Residential                              569.0        329.0        289.5        347.9        372.0
  Commercial/Industrial                    336.5        195.3        182.0        211.5        225.2
  Interruptible                             24.9         16.3         23.3         24.5         35.9
                                          ------       ------       ------       ------       ------
    Total Retail Gas Sales                 930.4        540.6        494.8        583.9        633.1
  Transported Customer-Owned Gas           650.1        347.9        349.4        387.2        292.6
  Transported - Interdepartmental           41.0         55.6         78.6          9.6         11.2
                                         -------        -----        -----        -----        -----
    Total Therms Delivered               1,621.5        944.1        922.8        980.7        936.9
                                         =======        =====        =====        =====        =====

Number of Customers (Average)
  Residential                            697,570      360,084      347,747      339,002      330,153
  Commercial/Industrial                   62,626       32,594       31,586       30,594       29,936
  Interruptible                               72           89          146          170          190
  Transported Customer-Owned Gas           3,247          328          271          254          230
  Transported - Interdepartmental              6            6            6            7            8
                                         -------      -------      -------      -------      -------
    Total Customers                      763,521      393,101      379,756      370,027      360,517
                                         =======      =======      =======      =======      =======

  Degree Days (Milwaukee)
  -----------------------
  Heating (6,887 Normal)                   6,716        6,318        5,848        7,101        7,469
  Cooling (681 Normal)                       566          753          800          407          608

(a) Includes Wisconsin Gas Company subsequent to the acquisition of WICOR, Inc. on April 26, 2000. Average gas customers are weighted for the eight months when Wisconsin Gas was a part of Wisconsin Energy.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Wisconsin Energy Corporation is a diversified holding company with subsidiaries primarily in a utility energy segment, a non-utility energy segment and a manufacturing segment. Unless qualified by their context, when used in this document the terms "Wisconsin Energy" or the "Company" refer to the holding company and all of its subsidiaries.

The utility energy segment is engaged primarily in the business of generating electricity and distributing electricity and natural gas. Currently, the non-utility energy segment is principally engaged in independent electric power production as well as in energy marketing, trading and services activities.
The manufacturing segment consists of companies which manufacture pumps as well as fluid processing and pump filtration equipment. In addition, Wisconsin Energy has several other subsidiaries, the primary two of which are engaged in the development and marketing of recycling technologies and in the development and investment in real estate.

The Company seeks to grow shareholder value by leveraging on the core competencies of its business segments. To accomplish this goal, Wisconsin Energy performed a comprehensive review of its businesses during 2000 and began implementing the following general strategies for the next decade:

    *ELECTRIC GENERATION:   Improve the supply of reasonably
     priced electric power in Wisconsin through the "Power the Future" strategy.

    *ENERGY DISTRIBUTION:   Upgrade the Company's electric and
     gas utility distribution systems to increase reliability and enable economic expansion in Wisconsin through the "Power the Future" strategy and combine the gas operations and the customer service functions of its gas utilities to realize synergy savings and increase customer satisfaction.

    *MANUFACTURING:   Globalize the pump manufacturing business,
     improve margins, grow market share and make value-adding acquisitions.

This comprehensive portfolio review also led to a decision to divest businesses that it determined to not involve core competencies. In December 2000, Wisconsin Energy entered into an agreement to sell its two existing non-utility power plants, located in the state of Connecticut, which will significantly reduce the size of current non-utility energy segment operations. The sale of these two plants, which were originally acquired in April 1999, is expected to close in the second quarter of 2001. In May 2000, the Company announced that it would sell approximately 80% of its portfolio of non-utility real estate assets during the next two years, which is expected to significantly reduce the size of its non-utility real estate operations.

ACQUISITION OF WICOR, INC.: On April 26, 2000, Wisconsin Energy acquired WICOR, Inc. ("WICOR"). WICOR is the parent of Wisconsin Gas Company ("Wisconsin Gas"), the largest natural gas distribution utility in Wisconsin, and of WICOR Industries, Inc., an intermediate holding company which holds the stock of several manufacturers of pumps as well as fluid processing and filtration equipment. This business combination was accounted for as a purchase, and, therefore, is reflected prospectively in Wisconsin Energy's consolidated financial statements from and after the date of the acquisition.

CAUTIONARY FACTORS:   A number of forward-looking statements are
included in this document. When used, the terms "anticipate," "believe," "estimate," "expect," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the factors mentioned throughout this document and below in "Cautionary Factors."


                      RESULTS OF OPERATIONS

CONSOLIDATED EARNINGS

The Company's earnings for the year ended December 31, 2000 were negatively impacted by the timing of the WICOR acquisition, by non-recurring charges related to the WICOR acquisition and the announced divestiture of certain non-core businesses.

Following their acquisition, the WICOR companies contributed $0.26 per share to Wisconsin Energy's earnings during 2000. However, WICOR merger-related costs of $0.41 per share, consisting primarily of goodwill and interest charges, exceeded WICOR's earnings before such costs by $0.15 per share. WICOR's earnings during 2000 did not include the first quarter heating season of Wisconsin Gas, which historically is its highest quarter of earnings. For the year ending 2001, management expects the WICOR acquisition to be accretive to the Company.

In December 2000, the Company recorded non-recurring charges totaling $0.69 per share, including $0.33 per share related to severance, merger-related and other items, $0.26 per share related to the write-down of certain non-core investments and a one-time contribution of $0.10 per share to the Wisconsin Energy Foundation to assist it in becoming self-funded. Of the $0.69 per share of non-recurring charges during 2000, $0.38 was attributable to the utility energy segment and $0.31 was associated with the divestiture of non-core businesses or the write-down of certain non-utility investments. In October 2000, the Company completed the sale of its investment in SkyGen Energy Holdings, LLC, which resulted in a gain of $0.45 per share.

During 2000, Wisconsin Energy's earnings before non-recurring items were $1.51 per share compared with $1.88 per share during 1999. In addition to the impact of the WICOR acquisition, 2000 earnings were also negatively impacted by increased fuel and purchased power expenses and by cool summer weather during 2000. During 1999, the Company had recorded a one time charge of $0.09 per share related to the settlement of litigation. With no non-recurring items during the year, Wisconsin Energy posted earnings of $1.65 per share during 1998.

The following table compares Wisconsin Energy's diluted earnings per share by business segment for each of the comparative periods.

                                                 2000
                               -------------------------------------
                               Excluding        Merger
  Diluted Earnings Per Share     Merger        Costs (a)       Total          1999           1998
  --------------------------   ---------       ---------       -----          ----           ----
Utility Energy Segment          $1.82          ($0.12)         $1.70          $1.94          $1.62
Non-Utility Energy Segment       0.01             -             0.01           0.02          (0.02)
Manufacturing Segment            0.18           (0.12)          0.06            -              -
Other                           (0.09)          (0.17)         (0.26)         (0.08)          0.05
                                -----          -------         -----          -----          -----
  Earnings Before Non-
    Recurring Items              1.92           (0.41)          1.51           1.88           1.65
Non-Recurring Items (b)         (0.24)            -            (0.24)         (0.09)           -
                                -----          -------         -----          -----          -----
  Net Earnings                  $1.68          ($0.41)         $1.27          $1.79          $1.65
                                =====          =======         =====          =====          =====

(a) Includes $0.10 per share of goodwill amortization expense and $0.26 per share of interest expense net of tax related to the WICOR merger.

(b) During 2000, non-recurring items consists of $0.69 per share of non-recurring charges partially offset by a $0.45 per share gain on the sale of the Company's interest in SkyGen. During 1999, non-recurring items consists of a $0.09 per share charge for settlement of litigation.

An analysis of contributions to earnings by segment follows.


UTILITY ENERGY SEGMENT CONTRIBUTION TO EARNINGS

Utility net earnings during 2000, which include non-recurring charges and merger costs associated with Wisconsin Gas, declined by $56.0 million when compared to 1999. The primary causes for this decline were $43.9 million of non-recurring charges, net of tax, at Wisconsin Electric primarily associated with the WICOR merger, increased fuel and purchased power costs at Wisconsin Electric and cooler than normal summer weather. In addition, Wisconsin Gas contributed earnings of $9.9 million before non-recurring charges of $2.0 million and merger-related costs of $14.3 million.

During 1999, utility energy segment earnings increased by $31.3 million when compared with 1998 due in large part to increases in electric and gas utility gross margins offset in part by a one time charge during 1999 related to the settlement of litigation.

The following table summarizes the utility energy segment's earnings during 2000, 1999 and 1998.

                                                            2000
                                             -------------------------------
                                             Wisconsin
      Utility Energy Segment                  Gas (a)    Other (b)     Total       1999        1998
----------------------------------           ---------   ---------     -----       ----        ----
                                                               (Millions of Dollars)
Operating Revenues
  Electric Utility                             $  -      $1,797.8    $1,797.8    $1,722.1    $1,663.6
  Gas Utility                                   336.7       399.6       736.3       306.8       295.9
  Other Utility                                   0.6        22.0        22.6        21.3        20.5
                                               ------    --------    --------    --------    --------
Total Operating Revenues                        337.3     2,219.4     2,556.7     2,050.2     1,980.0
Fuel and Purchased Power                          -         513.5       513.5       458.9       461.4
Cost of Gas Sold                                228.0       258.7       486.7       174.0       175.5
                                               ------    --------    --------    --------    --------
    Gross Margin                                109.3     1,447.2     1,556.5     1,417.3     1,343.1
Other Operating Expenses
  Other Operation and Maintenance                55.0       702.9       757.9       656.6       666.7
  Depreciation, Decommissioning
    and Amortization                             32.3       276.2       308.5       237.2       227.3
  Property and Revenue Taxes                      3.2        67.8        71.0        68.3        61.7
                                               ------    --------    --------    --------    --------
    Operating Income                             18.8       400.3       419.1       455.2       387.4
Other Income (Deductions)                        (3.8)       (9.8)      (13.6)       (5.5)        8.0
Financing Costs                                  20.9       119.6       140.5       115.5       113.2
                                               ------    --------    --------    --------    --------
    Income Before Income Taxes                   (5.9)      270.9       265.0       334.2       282.2
Income Taxes                                      0.5       104.5       105.0       118.2        97.5
                                               ------    --------    --------    --------    --------
Net Earnings (Loss)                             ($6.4)     $166.4      $160.0      $216.0      $184.7
                                               ======    ========    ========    ========    ========

(a) Wisconsin Energy's financial statements reflect the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000.

(b) Other includes Wisconsin Electric, Edison Sault and consolidating adjustments and eliminations between the utilities.

</TALBE>


Electric Utility Revenues, Gross Margins and Sales

The following table compares Wisconsin Energy's electric utility operating revenues and its gross margin (total electric utility operating revenues less fuel and purchased power expenses) during 2000 with similar information for 1999 and 1998.



Electric Utility Operations          2000          1999          1998
---------------------------        --------      --------      --------
                                            (Millions of Dollars)
Electric Operating Revenues        $1,797.8      $1,722.1      $1,663.6
Fuel and Purchased Power
  Fuel                                325.3         299.1         303.0
  Purchased Power                     182.0         153.7         153.0
                                   --------      --------      --------
Total Fuel and Purchased Power        507.3         452.8         456.0
                                   --------      --------      --------
Gross Margin                       $1,290.5      $1,269.3      $1,207.6
                                   ========      ========      ========

During 2000, Wisconsin Energy's total electric utility operating revenues increased by $75.7 million or 4.4% compared with 1999. Wisconsin Energy attributes this growth mostly to higher electric energy sales and rate increases during 2000. Interim and final electric rate increases at Wisconsin Electric, that became effective in early April 2000 and on August 30, 2000, respectively, contributed approximately $22.1 million to the increase in electric operating revenues. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Fuel and purchased power expenses increased by $54.5 million or 12.0% during 2000, reflecting increased generation and significantly higher natural gas prices. Purchased power expenses also grew due to higher fixed costs during 2000 associated with long-term purchased power contracts. To a certain extent, Wisconsin Energy was able to limit the increase in fuel and purchased power costs during 2000 by changing its electric supply mix away from higher cost natural gas-fired generation and power purchases to lower cost nuclear and coal-fired generation.

Primarily due to an increase in total electric energy sales during 1999, Wisconsin Energy's total electric utility operating revenues increased by $58.5 million or 3.5% when compared with 1998.

                                        Operating Revenues                  Megawatt-Hour Sales
                                 -------------------------------      -------------------------------
  Electric Utility Operations      2000        1999        1998        2000        1999        1998
-------------------------------   ------       ----        ----       ------       ----        ----
                                       (Millions of Dollars)                    (Thousands)
Customer Class
  Residential                      $606.7      $584.3      $576.2     7,633.2     7,503.1     7,405.0
  Small Commercial/Industrial       550.0       524.9       496.2     8,524.7     8,257.7     7,746.2
  Large Commercial/Industrial       472.8       459.4       455.3    11,824.0    11,542.8    11,523.3
  Other-Retail/Municipal             64.7        56.7        54.7     1,755.8     1,531.4     1,409.3
  Resale-Utilities                   79.1        74.7        60.9     2,304.7     2,422.1     1,856.6
  Other Operating Revenues           24.5        22.1        20.3        -           -           -
                                 --------    --------    --------    --------    --------    --------
Total                            $1,797.8    $1,722.1    $1,663.6    32,042.4    31,257.1    29,940.4
                                 ========    ========    ========    ========    ========    ========

Weather - Degree Days (a)
  Heating (6,887 Normal)                                                6,716       6,318       5,848
  Cooling (681 Normal)                                                    566         753         800

(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

During 2000, total electric energy sales increased by
785.3 thousand megawatt-hours or 2.5% compared with 1999, mostly reflecting growth in the average number of residential, small commercial/industrial and other retail/municipal customers and a 13.1% increase in sales to the Empire and Tilden iron ore mines, Wisconsin Electric's two largest retail customers. Excluding the Empire and Tilden mines, total electric sales increased by 1.7% and sales to the remaining large commercial/industrial customers decreased by 0.4% between the comparative periods. Growth in the average number of customers partially offset the effects of cooler weather during the 2000 cooling season on total electric energy sales and operating revenues. As measured by cooling degree days, 2000 was 24.8% cooler than 1999 and 16.9% cooler than normal.

From August through mid-October 1999, the Empire and Tilden iron ore mines were temporarily shut down. As a result, electric energy sales to the mines decreased 9.8% during 1999 compared to 1998. Excluding the Empire and Tilden iron ore mines, total electric energy sales increased by 5.6% during 1999 and sales to the remaining large commercial/industrial customers increased by 2.8% when compared with 1998. Sales for resale to other utilities increased by 30.5% during 1999 primarily due to higher opportunity sales. When comparing 1999 electric sales with 1998, summer cooling load due to weather was not a significant factor. As measured by cooling degree days, 1999 was 5.9% cooler than 1998. However, 1999 and 1998 were 10.6% and 17.5% warmer than normal, respectively.


Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares Wisconsin Energy's gas utility operating revenues and its gross margin (total gas utility operating revenues less cost of gas sold) during 2000 with similar information for 1999 and 1998. Gross margin is a better performance indicator than revenues because changes in the cost of gas sold flow through to revenue under gas cost recovery mechanisms that do not impact gross margin.


   Gas Utility Operations           2000 (a)        1999          1998
---------------------------         --------      --------      --------
                                            (Millions of Dollars)
Gas Operating Revenues              $736.3         $306.8        $295.9
Cost of Gas Sold                     486.7          174.0         175.5
                                    ------         ------        ------
Gross Margin                        $249.6         $132.8        $120.4
                                    ======         ======        ======

(a) Wisconsin Energy's gas utility information reflects the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000. For further information concerning gas utility operations during the comparative periods, see "Pro Forma Gas Utility Revenues, Gross Margins and Therm Deliveries" below.

During 2000, Wisconsin Energy's total gas utility operating revenues increased by $429.5 million or 140.0% compared with the same period during 1999. Gross margin on gas utility operating revenues increased by $116.8 million or 88.0%. Of these changes, $336.7 million of the increase in total gas utility operating revenues and $109.3 million of the increase in gross margin were attributable to Wisconsin Gas.

Excluding Wisconsin Gas, Wisconsin Energy's total gas utility operating revenues increased by $92.8 million during 2000 while gross margin on gas utility operating revenues increased by $8.1 million when compared with 1999. Significantly higher natural gas prices mostly contributed to the increase in total gas utility operating revenues. Because changes in the cost of natural gas purchased at market prices were included in customer rates through the purchased gas adjustment mechanism, gas operating revenues changed by approximately the same amount as the cost of gas sold and gross margin was unaffected by such changes. Interim and final retail gas rate increases at Wisconsin Electric, that became effective in early April 2000 and on August 30, 2000, respectively, along with a weather-related increase in higher margin residential and commercial/industrial retail gas sales during the fourth quarter of 2000, contributed to the increase in operating revenues and gross margin during 2000. For additional information concerning the rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. A decrease in revenues from interdepartmental therm deliveries to Wisconsin Electric's natural gas-fired electric generating facilities during 2000 partially offset the increases in gas utility operating revenues and gross margin noted above.

Due in large part to increased retail gas sales during 1999, especially to higher margin residential and commercial/industrial customers, Wisconsin Electric's gross margin on gas utility operating revenues increased by $12.4 million or 10.3% compared with 1998. In spite of the increase in retail gas sales, however, the cost of gas sold decreased by 0.9% during 1999 due to a decrease in the price of purchased gas.

                                        Operating Revenues                   Therm Deliveries
                                 -------------------------------     -------------------------------
     Gas Utility Operations       2000 (a)     1999        1998       2000 (a)     1999        1998
-------------------------------   -------      ----        ----       --------     ----        ----
                                       (Millions of Dollars)                     (Millions)
Customer Class
  Residential                     $450.2      $193.8      $176.5       569.0       329.0       289.5
  Commercial/Industrial            225.2        95.1        87.9       336.5       195.3       182.0
  Interruptible                     13.7         5.3         7.1        24.9        16.3        23.3
                                  ------      ------      ------     -------       -----       -----
    Total Retail Gas Sales         689.1       294.2       271.5       930.4       540.6       494.8
  Transported Customer-Owned Gas    31.3        14.6        12.0       650.1       347.9       349.4
  Transported-Interdepartmental      1.5         1.8         2.5        41.0        55.6        78.6
  Other Operating Revenues          14.4        (3.8)        9.9         -           -           -
                                  ------      ------      ------     -------       -----       -----
Total                             $736.3      $306.8      $295.9     1,621.5       944.1       922.8
                                  ======      ======      ======     =======       =====       =====

Weather - Degree Days (b)
  Heating (6,887 Normal)                                               6,716       6,318       5,848

(a) Wisconsin Energy's gas utility information reflects the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000. For further information concerning gas utility operations during the comparative periods, see "Pro Forma Gas Utility Revenues, Gross Margins and Therm Deliveries" below.

(b) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.


Pro Forma Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares pro forma gas utility operating revenues, gross margins and therm deliveries during 2000, 1999 and 1998 as if Wisconsin Gas had been part of Wisconsin Energy since January 1, 1998.

                                            Gross Margin                      Therm Deliveries
            Pro Forma               ----------------------------       ------------------------------
     Gas Utility Operations        2000        1999        1998        2000        1999        1998
-------------------------------    ----        ----        ----        ----        ----        ----
                                       (Millions of Dollars)                     (Millions)
Operating Revenues
  Residential                     $606.3      $473.1      $433.7       803.8       769.4       698.1
  Commercial/Industrial            292.7       216.3       205.4       462.1       445.8       422.6
  Interruptible                     18.1        16.7        20.8        35.2        45.3        59.9
                                  ------      ------      ------     -------     -------     -------
    Total Retail Gas Sales         917.1       706.1       659.9     1,301.1     1,260.5     1,180.6
  Transported Customer-Owned Gas    41.4        38.1        34.5       856.1       848.1       809.5
  Transported-Interdepartmental      1.5         1.8         2.5        41.0        55.6        78.6
  Other Operating Revenues          (7.8)        -          27.5         -           -           -
                                  ------      ------      ------     -------     -------     -------
Total Operating Revenues           952.2       746.0       724.4     2,198.2     2,164.2     2,068.7
Cost of Gas Sold                   613.7       424.2       427.7     =======     =======     =======
                                  ------      ------      ------
Gross Margin                      $338.5      $321.8      $296.7
                                  ======      ======      ======

As noted above, significantly higher natural gas prices during 2000, which are passed through to customers under gas cost recovery mechanisms at Wisconsin Electric and Wisconsin Gas, primarily contributed to the increase in total pro forma gas utility operating revenues but did not significantly affect gross margin.


Other Utility Segment Items

OTHER OPERATION AND MAINTENANCE EXPENSES:   Other operation and
maintenance expenses increased by $46.3 million during 2000 when compared with 1999 excluding Wisconsin Gas, which had $55.0 million of expenses subsequent to the WICOR merger. The most significant change in other operation and maintenance expenses between the comparative periods resulted from $52.7 million of non-recurring charges at Wisconsin Electric associated with the WICOR merger including severance, benefits and other matters. Increased other operation and maintenance expenses during 2000, excluding Wisconsin Gas, were also attributable to $14.8 million of higher non-fuel fossil generation expenses and $9.0 million of higher electric distribution expenses offset in part by an $8.8 million decline in nuclear non-fuel expenses and a $9.9 million decline in customer service expenses.

Non-fuel fossil generation expenses increased during 2000 primarily due to differences in the scope and timing of scheduled maintenance outages for various generating facilities at Wisconsin Electric. Electric distribution expenses were higher due in large part to increased forestry and maintenance activity. During 2000, nuclear non-fuel expenses were lower as a result of continued progress on various performance improvement initiatives. Between the comparative periods, customer service expenses were lower primarily due to a change in the period over which conservation expenses are being amortized.

During 1999, other operation and maintenance expenses for the utility energy segment decreased by $10.1 million when compared with 1998. The most significant changes in other operation and maintenance expenses between the comparative periods include a $28.0 million decrease in nuclear non-fuel expenses partially offset by a $4.9 million increase in administrative and general expenses, a $2.9 million increase in electric transmission expenses, a $2.2 million increase in payroll taxes and a $2.1 million increase in non-fuel fossil generation expenses. Nuclear non-fuel expenses decreased as a result of progress on various performance improvement initiatives, while administrative and general expenses increased mostly due to higher employee benefits paid and to increased staffing, which also increased payroll taxes. Electric transmission expenses increased primarily due to higher purchased power transmission fees during 1999, and non-fuel steam power generation expenses increased as a result of an increase in the number of maintenance outages early in 1999 at Wisconsin Electric's fossil-fuel power plants in anticipation of higher electric demand during the summer of 1999.

DEPRECIATION, DECOMMISSIONING AND AMORTIZATION EXPENSES:
Excluding Wisconsin Gas, depreciation, decommissioning and amortization expenses were $39.0 million higher during 2000 compared with 1999. Pursuant to a 1998 rate order for the 1998/1999 test year, Wisconsin Electric was amortizing pre-1991 contributions in aid of construction. This amortization, which was completed as of December 31, 1999, had the effect of reducing depreciation expense by $22.8 million during 1999. Higher average depreciable property during 2000 also contributed to an increase in depreciation expense.

Primarily due to an increase in average depreciable property, Wisconsin Energy's utility energy segment depreciation, decommissioning and amortization expenses increased by $9.9 million during 1999 when compared with 1998.

OTHER INCOME AND DEDUCTIONS:   Other income and deductions was
$8.1 million lower when comparing 2000 with 1999 and $13.5 million lower when comparing 1999 with 1998. These changes primarily reflect increased contributions by Wisconsin Electric and Wisconsin Gas to the Wisconsin Energy Foundation during the fourth quarter of 2000. In 1999, Wisconsin Electric made a one-time $18.0 million litigation settlement payment that was offset in part by a $6.1 million gain on the sale of certain properties.

INCOME TAXES:   The effective income tax rate increased during
2000 due in large part to the end of amortization of pre-1991 contributions in aid of construction as described above and to the amortization of non-deductible goodwill beginning during 2000.


NON-UTILITY ENERGY SEGMENT CONTRIBUTION TO EARNINGS

In December 2000, the Company announced that it expects to sell its two non-utility power plants in the state of Connecticut during the second quarter of 2001, which will substantially reduce its non-utility energy operations.

Excluding the WICOR non-utility energy companies, non-utility energy segment earnings increased by $37.4 million during 2000. Wisconsin Energy attributes this increase mostly to a one-time, $54.6 million after-tax gain in October 2000 on the sale of its interest in SkyGen Energy Holdings LLC, offset in part by $16.0 million of after-tax non-recurring charges during the fourth quarter of 2000 relating to severance costs associated with the divestiture of non-core businesses and for write-downs associated with certain investments.

During 1999, non-utility energy segment earnings increased by $4.8 million when compared with 1998 primarily because of the April 1999 acquisition of the two Connecticut power plants and, to a lesser extent, as a result of increased energy marketing, trading and services activities.

The following table summarizes the non-utility energy segment's earnings during 2000, 1999 and 1998. In addition, the table summarizes electric megawatt-hour sales from independent power production activities during the comparative periods as well as electric megawatt-hour sales and natural gas therm sales as a result of non-utility energy marketing, trading and services activities.

                                                            2000
                                             -------------------------------
    Non-Utility Energy Segment               WICOR (a)   Other (b)     Total       1999        1998
----------------------------------           ---------   ---------     -----       ----        ----
                                                      (Millions of Dollars, Except Statistics)
Operating Revenues
  Independent Power Production                $  -        $149.5      $149.5      $101.1      $  -
  Energy Marketing, Trading & Services         118.7        75.5       194.2        74.5        25.1
  Other                                          0.2        28.9        29.1        17.6         9.0
                                              ------      ------      ------      ------      ------
Total Operating Revenues                       118.9       253.9       372.8       193.2        34.1
Fuel and Purchased Power                         -         168.6       168.6       129.2        24.8
Cost of Gas Sold                               108.0         -         108.0         -           -
Cost of Goods Sold                               8.2         -           8.2         -           -
                                              ------      ------      ------      ------      ------
    Gross Margin                                 2.7        85.3        88.0        64.0         9.3
Other Operating Expenses                         3.5        82.7        86.2        44.3        10.2
                                              ------      ------      ------      ------      ------
    Operating Income (Loss)                     (0.8)        2.6         1.8        19.7        (0.9)
Other Income                                     0.1        99.0        99.1         6.8         2.0
Financing Costs                                  0.4        29.4        29.8        21.8         4.0
                                              ------      ------      ------      ------      ------
    Income Before Income Taxes                  (1.1)       72.2        71.1         4.7        (2.9)
Income Taxes                                    (0.4)       32.1        31.7         2.0        (0.8)
                                              ------      ------      ------      ------      ------
Net Earnings (Loss)                            ($0.7)      $40.1       $39.4        $2.7       ($2.1)
                                              ======      ======      ======      ======      ======

Statistics
  Independent Power Production
    Electric Megawatt-Hour
      Sales (Thousands)                          -       3,213.2     3,213.2     2,417.2         -

  Energy Marketing, Trading & Services
    Electric Megawatt-Hour
      Sales (Thousands)                          -       2,091.2     2,091.2     1,598.1       723.7
    Gas Therm Sales (Millions)                 187.6         -         187.6         -           -

(a) Wisconsin Energy's financial statements reflect the operations of WICOR Energy Services and FieldTech, subsidiaries of WICOR, subsequent to the merger on April 26, 2000.

(b) Other consists primarily of Wisvest Corporation, a wholly-owned non-utility energy subsidiary of Wisconsin Energy ("Wisvest").

</TALBE>


MANUFACTURING SEGMENT CONTRIBUTION TO EARNINGS

Excluding costs related to the WICOR merger, the manufacturing segment contributed $21.5 million to net earnings during 2000.
Prior to the WICOR acquisition, Wisconsin Energy did not have a manufacturing segment. The following table summarizes the manufacturing segment's earnings during 2000 following the WICOR merger, including related merger costs of $14.0 million.




      Manufacturing Segment                             2000 (a)
      ---------------------                             --------
                                                  (Millions of Dollars)
Operating Revenues
  Domestic                                               $286.1
  International                                            88.1
                                                         ------
Total Operating Revenues                                  374.2
Cost of Goods Sold                                        262.8
                                                         ------
    Gross Margin                                          111.4
Other Operating Expenses                                   78.9
                                                         ------
    Operating Income                                       32.5
Other Deductions                                           (3.7)
Financing Costs                                            14.1
                                                         ------
    Income Before Income Taxes                             14.7
Income Taxes                                                7.2
                                                         ------
Net Earnings                                               $7.5
                                                         ======

(a) Wisconsin Energy's financial statements reflect operations of the manufacturing segment subsequent to the WICOR merger on April 26, 2000.


Assuming that WICOR had been a part of Wisconsin Energy since January 1, 1998 and excluding costs related to the WICOR merger, the manufacturing segment would have posted pro forma net earnings of approximately $29.0 million during the twelve months of 2000 compared with pro forma net earnings of $29.6 million during 1999 and $23.8 million during 1998. The manufacturing segment's results for 2000 were impacted by a series of expenses associated with defenses of intellectual property rights, development of a new beverage dispensing technology and the integration of an acquisition. Management believes that these expenses are substantially past. For further pro forma information concerning manufacturing segment revenues and gross margin during the comparative periods, see "Pro Forma Manufacturing Segment Revenues and Gross Margin" below.


Pro Forma Manufacturing Segment Revenues and Gross Margin

The following table summarizes pro forma revenues and gross margins for the manufacturing segment during the comparative periods as if the manufacturing segment had been part of Wisconsin Energy since January 1, 1998.

          Pro Forma
  Manufacturing Gross Margin               2000                1999                1998
------------------------------           --------            --------            --------
                                                       (Millions of Dollars)
Operating Revenues
  Domestic                                $426.9              $372.6              $323.2
  International                            136.8               138.4               139.4
                                          ------              ------              ------
Total Operating Revenues                   563.7               511.0               462.6
Cost of Goods Sold                         397.4               357.7               329.2
                                          ------              ------              ------
    Gross Margin                          $166.3              $153.3              $133.4
                                          ======              ======              ======



                 LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes Wisconsin Energy's cash flows during 2000, 1999 and 1998:

Wisconsin Energy Corporation         2000           1999           1998
----------------------------       --------       --------       --------
                                           (Millions of Dollars)
Cash Provided by (Used in):
  Operating Activities               $461.0         $306.9         $451.4
  Investing Activities             (1,520.5)        (888.8)        (469.4)
  Financing Activities              1,026.5          638.8           15.0


Operating Activities

During 2000, cash provided by operating activities increased by $154.1 million compared with 1999, reflecting a $110 million contested liability payment made during the fourth quarter of 1999 in the Giddings & Lewis Inc./City of West Allis lawsuit and increased non-cash charges for depreciation and amortization and reduced tax payments during 2000.

Cash provided by operating activities decreased by $144.5 million during 1999 compared with 1998, reflecting the $110 million contested liability payment in the Giddings & Lewis Inc./City of West Allis lawsuit noted above and changes in working capital requirements, offset in part by increased non-cash charges for depreciation and amortizations and for net deferred income taxes.

During 2000, cash from operations provided for approximately 75% and 48% of the Company's capital expenditure requirements before and after the payment of common dividends, respectively, compared with 59% and 24%, respectively, during 1999 and 113% and 69%, respectively, during 1998. During each of these years, Wisconsin Energy used net borrowings to supplement the funding of its capital requirements.


Investing Activities

For the year ended December 31, 2000, Wisconsin Energy spent
$1.5 billion in investing activities. The largest investment was the $1.2 billion acquisition of WICOR, Inc. in April 2000. In addition, the Company invested $400.0 million in utility plant, $107.7 million in non-utility energy projects, $20.3 million in manufacturing and $83.0 million in other non-utility activities.

In addition to investments in its core businesses, Wisconsin Energy began a program of divesting of non-core businesses and assets. During 2000, the Company received proceeds of approximately $408.4 million from the sale of assets including $219.5 million for its interest in SkyGen Energy Holdings, LLC, $57.2 million for other non-utility energy segment assets and $128.3 million for the sale of non-utility real estate assets held by Wispark.


Financing Activities

During 2000, the Company financed the WICOR acquisition, paid down debt through sales of non-core businesses, implemented a share repurchase program and reduced its dividend.

Wisconsin Energy funded the April 2000 acquisition of WICOR, Inc. through issuance in the institutional private placement market of $1.2 billion of commercial paper with a weighted average effective interest rate of 6.09%. As a result of refinancing some short-term debt which has matured since the merger, the weighted average interest rate for this commercial paper was 6.59% as of December 31, 2000. Wisconsin Energy arranged for two new bank back-up credit facilities to provide credit support for the issuance of Wisconsin Energy's commercial paper: a $1.0 billion 364-day bank back-up credit facility and a $500 million three-year bank back-up credit facility. In addition, approximately $267 million of WICOR debt remained outstanding following the merger. The Company intends to extend a portion of the $1.0 billion bank back-up credit facility that expires in April 2001. In anticipation of reducing this facility, the Company may refinance a portion of the commercial paper with longer term unsecured debt.

During 2000, the Company purchased approximately 5.0 million shares of common stock for $100.8 million under a $400 million board-approved repurchase program that was initiated in June 2000 and modified in September 2000. Also in September 2000, the board of directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per common share (or $1.56 on an annualized basis). Through a reduced dividend, the Company expects to be able to reinvest in core business areas, reduce debt and lower borrowing costs, and thereby to increase its overall financial strength.


CAPITAL RESOURCES AND REQUIREMENTS

As Wisconsin Energy continues to implement its strategy of leveraging on the core competencies of its business segments and building financial strength, Wisconsin Energy expects to continue to divest of non-core assets, invest in core assets, buy back common stock and pay down debt.


Capital Resources

Wisconsin Energy currently expects cash from operations to provide about 77% of the Company's capital expenditure requirements during 2001 before the payment of common dividends and receipt of proceeds from asset sales.

Wisconsin Energy anticipates receiving approximately $120 million of cash distributions from the American Transmission Company LLC during the first half of 2001. In addition, the Company currently expects to receive approximately $500 million of net proceeds during 2001 as a result of asset sales.

The Company expects to issue up to $1 billion of intermediate-term unsecured debt in the capital markets during the first half of 2001 dependent upon market conditions and other factors. Proceeds from issuance of any debt securities will be used to repay short-term borrowings and for other corporate purposes. Beyond 2001, Wisconsin Energy anticipates meeting its capital requirements through internally generated funds supplemented, when required, through the issuance of capital market securities.

The Company has access to outside capital markets and has been able to generate funds internally and externally to meet its capital requirements. Wisconsin Energy's ability to attract the necessary financial capital at reasonable terms is critical to the Company's overall strategic plan. Wisconsin Energy believes that it has adequate capacity to fund its operations for the foreseeable future through its borrowing arrangements and internally generated cash.

On December 31, 2000, Wisconsin Energy had $2.0 billion of available unused lines of bank credit on a consolidated basis, $1.5 billion of which were obtained in conjunction with the WICOR acquisition. Wisconsin Energy has historically used these lines primarily to support its outstanding commercial paper and other short-term borrowings.

The following table shows Wisconsin Energy's consolidated capitalization structure at December 31:

Capitalization Structure                  2000                          1999
------------------------         ----------------------       -----------------------
                                                (Millions of Dollars)
Common Equity                    $2,016.8        31.4%         $2,007.8        40.6%
Preferred Stock                      30.4         0.5%             30.4         0.6%
Trust Preferred Securities          200.0         3.1%            200.0         4.0%
Long-Term Debt (including
  current maturities)             2,788.1        43.4%          2,203.7        44.5%
Short-Term Debt                   1,386.1        21.6%            507.5        10.3%
                                 --------       ------         --------       ------
    Total                        $6,421.4       100.0%         $4,949.4       100.0%
                                 ========       ======         ========       ======

As described in "Note A - Summary of Significant Accounting
Policies" in the Notes to Financial Statements, certain restrictions exist on the ability of Wisconsin Energy's subsidiaries to transfer funds to Wisconsin Energy. The Company does not expect these restrictions to have any material effect on its operations or ability to meet its cash obligations.

Access to capital markets at a reasonable cost is determined in large part by credit quality. In September 2000, following Wisconsin Energy's announcement of the original "Power the Future" growth strategy plan, Standard & Poors Corporation ("S&P") and Fitch reaffirmed their ratings of Wisconsin Energy's securities, S&P reaffirmed its ratings of the securities of the Company's subsidiaries, and Fitch reaffirmed its ratings of the securities of Wisconsin Energy Capital Corporation.

The following table summarizes the current ratings of securities of Wisconsin Energy and its subsidiaries by S&P, Moody's
Investors Service ("Moody's") and Fitch.  Commercial paper of
WICOR Industries, Inc. is unrated.

                                          S & P         Moody's         Fitch
                                        ---------      ---------      ---------
Wisconsin Energy Corporation
  Commercial Paper                         A-1            P-1            F1

Wisconsin Electric Power Company
  Commercial Paper                         A-1+           P-1            F1+
  Senior Secured Debt                      AA-            Aa2            AA
  Unsecured Debt                           A+             Aa3            AA-
  Preferred Stock                          A              aa3            AA-

Wisconsin Gas Company
  Commercial Paper                         A-1+           P-1            F1+
  Senior Unsecured Debt                    AA-            Aa2            AA-

Wisconsin Energy Capital Corporation
  Unsecured Debt                           A+             A1             A+

WEC Capital Trust I
  Trust Preferred Securities               A-             a1             A

These ratings provide a high degree of flexibility in obtaining funds on competitive terms and reflect the views of the rating agencies. An explanation of the significance of these ratings may be obtained from each agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness.


Capital Requirements

Total capital expenditures, excluding the purchase of nuclear fuel, are currently estimated to be $715.0 million during 2001 attributable to the following operating segments:

                                   Estimated             Actual
Capital Expenditures                 2001                 2000
--------------------               ---------             ------
                                        (Millions of Dollars)
Utility Energy Segment               $480.0              $400.0
Non-Utility Energy Segment             90.0               107.7
Manufacturing Segment                  35.0                20.3
Other
  Minergy                              55.0                 2.3
  Other                                55.0                80.7
                                     ------              ------
    Total                            $715.0              $611.0
                                     ======              ======

Due to changing environmental and other regulations such as air quality standards or electric reliability initiatives that especially impact the Company's utility energy segments, future long-term capital requirements may vary from recent capital requirements. The utility energy segment currently expects capital expenditures, excluding the purchase of nuclear fuel, to be between approximately $380 million and $480 million per year during the next five years.


   FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

OUTLOOK

The following forecasts are forward-looking statements subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business, competitive and regulatory conditions in the deregulating and consolidating energy industry, in general, and in the Company's utility service territories; availability of the Company's generating facilities; changes in purchased power costs and supply availability; changes in coal or natural gas prices and supply availability; unusual weather; risks associated with non-utility diversification; regulatory decisions; obtaining the necessary regulatory approvals and investment capital to implement the growth strategy; the timing and extent of realization of anticipated synergy benefits from the WICOR merger; disposition of legal proceedings; and foreign governmental, economic, political and currency risk; and other factors referred to under "Market Risks" and "Cautionary Factors" below.


Forecasts

EARNINGS:   Subject to the many variables which can affect such a
projection, including weather and other factors listed above, diluted earnings per share of common stock are expected to be in the range of $2.00 to $2.25 per share during 2001, reflecting a full year of earnings contributions from WICOR and merger-related synergies.

ELECTRIC SALES:   Assuming moderate growth in the economy of its
electric utility service territories and normal weather, the Company presently anticipates total retail and municipal electric kilowatt-hour sales of the utility energy segment to grow at a compound annual rate of 2.5% over the five-year period ending December 31, 2005.

GAS DELIVERIES:   Assuming moderate growth in the economy of its
gas utility service territories and normal weather, the Company currently forecasts total therm deliveries of natural gas to grow at a compound annual rate of approximately 1.7% for the combined gas operations of Wisconsin Electric and Wisconsin Gas over the five-year period ending December 31, 2005.


Factors Affecting Forecasts

GAS COSTS:   The cost of natural gas rose approximately 325%
during 2000, affecting Wisconsin Energy's electric and gas utility operations. Based upon December closing prices for natural gas futures on the New York Mercantile Exchange, the cost of gas increased from $2.344 per decatherm in January 2000 to $9.978 per decatherm in January 2001. Based upon February closing prices, the cost of gas increased from $2.603 per decatherm in March 2000 to $4.998 per decatherm in March 2001, an increase of approximately 90%.

Gas costs have increased significantly due to decreased supply by gas producers in recent years and due to increased demand for natural gas, which has grown throughout the United States as a result of increased reliance on natural gas-fired electric generating facilities and colder winter weather in late 2000. Wisconsin Energy expects that demand for natural gas will remain high into the foreseeable future and that significant price relief will not occur until additional natural gas is added to the nation's energy supply mix over a period of several years.

Higher gas costs increase the working capital requirements of the Company, result in higher gross receipts taxes in the state of Wisconsin and expose the Company to greater risks of accounts receivable write-offs. As a result of gas cost recovery mechanisms, the gas distribution subsidiaries of Wisconsin Energy receive dollar for dollar pass through on most of the cost of natural gas. However, increased natural gas costs increase the risk that customers will switch to alternative fuel sources, which could reduce future gas margins. The electric operations of Wisconsin Electric burns natural gas in several of its peaker power plants, and the cost of purchased power is tied to the cost of natural gas in many instances. As described below, Wisconsin Electric bears significant regulatory risk for the recovery of fuel costs related to electric generation and purchased power.

RECOVERY OF FUEL AND PURCHASED POWER COSTS:   The electric
operations of Wisconsin Electric operates under a fuel cost adjustment clause for its fuel and purchased power costs associated with the generation and delivery of electricity. This clause establishes a base rate for fuel and purchased power, and Wisconsin Electric assumes the risks for higher fuel costs that are within 3% of the base rate. For 2000 and 1998, actual Wisconsin Electric fuel and purchased power costs exceeded base costs by $25.9 million and $11.3 million, respectively. For 1999, actual Wisconsin Electric fuel and purchased power costs were $1.5 million less than base costs. For 2001, the 3% range is plus or minus approximately $14 million. If actual fuel and purchased power costs exceed the 3% window, Wisconsin Electric has the opportunity to make a filing with the Public Service Commission of Wisconsin ("PSCW") to establish new base fuel costs prospectively and adjust rates accordingly. This procedure is subject to normal PSCW hearings and the regulatory process but is limited to only fuel costs. If costs are less than the 3% window, the rate is reduced immediately. The base fuel rates include, among other things, assumptions regarding the availability of the Company's generating assets, including Point Beach Nuclear Plant, and the cost of natural gas and purchased power. As described in further detail below in "Rates and Regulatory Matters," Wisconsin Electric implemented an interim fuel adjustment surcharge in February 2001 under this procedure.

In December 2000, the PSCW initiated a review of fuel rules and solicited comments from Wisconsin utilities. The Company has submitted comments to the PSCW which would seek to minimize or eliminate risks associated with fuel costs. It is expected that the PSCW will modify existing fuel rules during the latter part of 2001. Any permanent changes to the fuel rules will require Wisconsin legislative approval.

WEATHER:   The rates of Wisconsin Electric and Wisconsin Gas are
set by the PSCW based upon weather which approximates 20-year averages. Wisconsin Electric's electric revenues are sensitive to the summer cooling season, and to some extent, to the winter heating season. The gas revenues of Wisconsin Electric and Wisconsin Gas are sensitive to the winter heating season. A summary of actual weather information for 2000, 1999 and 1998 as measured by degree-days may be found above in "Results of Operations."

INTEREST RATES:   The Company has approximately $1,386.1 million
of variable rate short-term debt and $913.5 million of variable rate long-term debt outstanding as of December 31, 2000. Changes in future interest rates will have an impact on future interest expense.

INFLATION:   The Company continues to monitor the impact of
inflation in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. With expectations of low-to-moderate inflation, Wisconsin Energy does not believe the impact of inflation will have a material effect on its future results of operations.


INVESTMENTS, MERGERS, DIVESTITURES AND ASSET SALES

Electric Generation

"POWER THE FUTURE" GROWTH STRATEGY:   In late February 2001,
Wisconsin Energy announced enhancements to a 10-year, $7 billion growth strategy, originally proposed in September 2000, that would improve the supply and reliability of electricity in Wisconsin and that is expected to improve the Company's financial results. "Power the Future" is needed to meet growing load and ensure a diverse fuel mix while keeping electricity prices reasonable. Wisconsin Electric's load is growing at approximately 100-150 megawatts per year. "Power the Future" adds new coal capacity to the power portfolio and allows Wisconsin Electric to maintain roughly the same fuel mix as today. A mix of coal and gas capacity is expected to save customers over $1.6 billion (over the life of the plants and estimating future natural gas costs) compared to the alternative all-gas scenario.

As part of its "Power the Future" growth strategy, Wisconsin
Energy would invest in the following over the next ten years:

  *Approximately $3 billion in at least 2,800 megawatts of new natural gas-fired and coal-fired generating capacity;

  *Approximately $1.3 billion in existing electric generating assets; and

  *Approximately $2.7 billion in new and existing electric utility distribution system assets and other capital projects.

Wisconsin Energy anticipates creating a new non-utility energy subsidiary that would construct and own the new generating capacity noted above. Under the enhanced "Power the Future" growth strategy, Wisconsin Electric would sign 20 to 25-year leases for each facility, approved by the PSCW, and would operate and maintain the new plants as part of the lease agreements. At the end of the original contracts, Wisconsin Electric would have the right to renegotiate and continue the leases, or acquire the associated plants outright, at market value. Smaller investor-owned or municipal utilities, cooperatives and power marketing associations would have some opportunity to expand or extend wholesale power purchases from Wisconsin Electric as a result of the additional electric generating capacity included in the proposal.

Implementation of the "Power the Future" growth strategy is subject to a number of state and federal regulatory approvals as well as the amendment of several state laws in Wisconsin. In late February 2001, Wisconsin Energy filed an enhanced "Power the Future" proposal with the PSCW. The enhanced "Power the Future" proposal has benefited from a broad coalition of support including customer groups, public power, municipal and cooperative utilities and smaller investor-owned utilities in Wisconsin. Depending upon the response of the PSCW to this preliminary filing, the Company anticipates filing detailed plans later in 2001. Wisconsin Energy will need to obtain the capital from outside sources necessary to finance and execute this growth strategy.

WISVEST CORPORATION:   In April 1999, Wisvest-Connecticut, LLC, a
wholly-owned subsidiary of Wisvest, acquired two fossil-fueled power plants in the state of Connecticut for $277 million. Wisconsin Energy accounted for the transaction under the purchase method of accounting and included the results of operations from the two plants in its consolidated financial statements as of the acquisition date. In December 2000, Wisvest-Connecticut, LLC signed a definitive purchase and sale agreement for the sale of the plants and associated assets. The Company anticipates receiving estimated proceeds of $350 million, including amounts for inventory, with a projected closing by the end of the second quarter of 2001, subject to various regulatory approvals and certain other closing conditions.


Energy Distribution

ACQUISITION OF WICOR, INC:   On April 26, 2000, Wisconsin Energy
acquired all of the outstanding common shares of WICOR, Inc. for approximately $1.2 billion in cash plus related fees and expenses. Approximately $267 million of WICOR debt remained outstanding following the acquisition. The business combination, which was funded through the issuance of commercial paper, was accounted for as a purchase, and the excess of the purchase price over the fair value of net assets and liabilities assumed was recorded as approximately $818 million of goodwill.

WICOR was a diversified utility holding company with consolidated total assets of approximately $1.1 billion at December 31, 1999 in utility and non-utility energy subsidiaries as well as in pump manufacturing subsidiaries. Following the merger, WICOR and its subsidiaries, including Wisconsin Gas Company, the largest natural gas distribution public utility in Wisconsin, became subsidiaries of Wisconsin Energy. The Company intends to continue the primary business operations of WICOR. The Company has integrated the gas operations of Wisconsin Electric and Wisconsin Gas as well as many corporate support areas and expects to integrate customer billing systems in the third quarter of 2001.

On November 1, 2000, Wisconsin Electric and Wisconsin Gas filed an application with the PSCW for authority to transfer Wisconsin Electric's gas utility assets to Wisconsin Gas. The PSCW has scheduled a hearing on this matter in March 2001. An order in this proceeding is expected during the second quarter of 2001.

Assuming timely realization of estimated synergies from the merger, Wisconsin Energy expects the merger to begin contributing approximately $35 million to annual pre-tax earnings during 2001. Synergies are expected from lower expenses for the cost of gas, materials and services through enhanced purchasing power, through elimination of duplication through attrition, and through sharing of resources. Additional synergies are anticipated from the logical consolidation of common functions over time as well as from such areas as insurance and regulatory costs and legal, audit and consulting fees.

As described in further detail below in "Factors Affecting Results, Liquidity and Capital Resources," the PSCW approved the WICOR merger in March 2000. The order provided for a qualified five-year rate freeze for Wisconsin Electric's and Wisconsin Gas' natural gas, electric and steam utility services beginning January 1, 2001. In its order, the commission found that it was reasonable to allow the utilities to retain synergy savings associated with the merger during the 5-year rate restriction period.

AMERICAN TRANSMISSION COMPANY LLC:   During 2000, Wisconsin
Electric and Edison Sault agreed to join the American Transmission Company LLC by contributing all of their electric utility transmission assets in exchange for equity interests in the new company. Transfer of these electric transmission assets, with a net book value of approximately $252 million, became effective on January 1, 2001. During the first half of 2001, the American Transmission Company is expected to issue debt and to distribute cash back to Wisconsin Electric and Edison Sault in an amount equal to approximately 50% of the net book value of the assets originally transferred. Joining the American Transmission Company is consistent with the Federal Energy Regulatory Commission's Order No. 2000, designed to foster competition, efficiency and reliability in the electric industry.

Wisconsin Electric and Edison Sault expect to receive earnings contributions from the American Transmission Company in proportion to their ownership share. The Company anticipates that transfer of its electric transmission assets to the American Transmission Company will be earnings neutral subject to future rate recovery of any related deferred charges.


RATES AND REGULATORY MATTERS

The Public Service Commission of Wisconsin regulates retail electric, natural gas, steam and water rates in the state of Wisconsin, while the Federal Energy Regulatory Commission regulates wholesale power, electric transmission and interstate gas transportation service rates. The Michigan Public Service Commission regulates retail electric rates in the state of Michigan.


Wisconsin Jurisdiction

WICOR MERGER ORDER:   As a condition of its March 2000 approval
of the WICOR acquisition, the PSCW ordered a qualified five-year freezing of rates for Wisconsin Electric's electric, natural gas and steam utility services and for natural gas rates at Wisconsin Gas that were in effect on January 1, 2001. The Company may seek biennial rate reviews during the five-year rate restriction period limited to changes in revenue requirements as a result of:

     *Governmental mandates;

     *Abnormal levels of capital additions required to maintain or improve reliable electric service; or

     *Major gas lateral projects associated with approved natural gas pipeline construction projects.

To the extent that natural gas rates and rules need to be modified during the integration of the gas operations of Wisconsin Electric and Wisconsin Gas, the Company's total gas revenue requirements are to remain revenue neutral under the merger order. In its order, the PSCW found that electric fuel cost adjustment procedures as well as gas cost recovery mechanisms would not be subject to the five-year rate restriction period and that it was reasonable to allow the Company to retain synergy savings associated with the merger. A full rate review will be required by the PSCW at the end of the five-year rate restriction period.

WISCONSIN ELECTRIC POWER COMPANY:   The table below summarizes
the anticipated annualized revenue impact of recent rate changes, primarily in the Wisconsin jurisdiction, authorized by regulatory commissions for Wisconsin Electric's electric, natural gas and steam utilities.

                                        Annualized                    Authorized
                                         Revenue         Percent       Return on
                                         Increase        Change         Common       Effective
Service - Wisconsin Electric            (Decrease)      in Rates        Equity          Date
----------------------------            ----------      --------      ----------     ---------
                                        (Millions)         (%)            (%)
Fuel electric, WI (a)                      $37.8           2.5%           -            2/09/01
Fuel electric, MI                            1.0           2.4%           -            1/01/01
Retail electric, WI                         27.5           1.8%          12.2%         1/01/01
Retail electric, WI (b)                     36.5           2.5%          12.2%         8/30/00
Retail gas (b)                               8.0           2.1%          12.2%         8/30/00
Retail electric, WI (b)                     25.2           1.7%          12.2%         4/11/00
Retail gas (b)                              11.6           3.3%          12.2%         4/11/00
Fuel electric, WI                           (7.8)         (0.5%)          -            5/01/99
Retail electric, MI                          2.1           6.0%          11.0%         4/13/99
Retail electric, WI (c)                    160.2          12.7%          12.2%         5/01/98
Retail gas (c)                              18.5           5.4%          12.2%         5/01/98
Steam heating (c)                            1.2           9.3%          12.2%         5/01/98
Retail electric, WI (c)                    134.9          10.7%          12.2%         1/01/98
Retail gas (c)                              18.5           5.5%          12.2%         1/01/98
Steam heating (c)                            0.8           6.3%          12.2%         1/01/98
Fuel electric, WI (d)                       11.9           1.0%           -            1/01/98

(a) The February 9, 2001 order is an interim order subject to refund pending the outcome of a full review of fuel costs by the PSCW. A final order is expected in May 2001.

(b) The April 11, 2000 order was an interim order that was effective until the August 30, 2000 final order was received from the PSCW. The final
    August 30, 2000 order superseded the April 11, 2000 interim order.

(c) The January 1, 1998 order was an interim order that was effective until the May 1, 1998 final order was received from the PSCW. The final May 1, 1998 order superseded the January 1, 1998 interim order.

(d) A final order from the PSCW, dated December 23, 1997, authorized a total increase in fuel revenue of $27.2 million less $15.3 million previously collected through an interim order during 1997.


On March 23, 2000, the PSCW approved Wisconsin Electric's request for interim price increases related to the 2000/2001 biennial period, authorizing a $25.2 million (1.7%) increase for electric operations and an $11.6 million (3.3%) increase for gas operations. The interim increase, which was subject to potential refund, became effective April 11, 2000. Rates in the interim order were based upon a 12.2% return on common equity.

On August 30, 2000, the PSCW issued its final order in the 2000/2001 pricing proposal. The final order authorized a $36.5 million (2.5%) increase for electric operations (or
$11.3 million higher than authorized in the interim order) as well as an $8 million (2.1%) increase for gas operations (or
$3.6 million lower than authorized in the interim order). Wisconsin Electric has refunded to gas customers overcollection of revenues as a result of the difference in gas rates between the interim and final orders. In its August 30, 2000 final order, the PSCW authorized a second $27.5 million (1.8%) increase for electric operations effective January 1, 2001. Rates in the final order were based upon a 12.2% return on common equity.

Wisconsin Electric filed a petition for a rehearing of the final order with the PSCW to reconsider the revenue increase for gas operations. On November 9, 2000, the PSCW denied Wisconsin Electric's petition. On November 14, 2000, Wisconsin Electric filed a petition for judicial review with the circuit court seeking its review of the PSCW's decision. The matter is pending.

In its final order related to the 2000/2001 biennial period, the PSCW authorized recovery of revenue requirements for electric reliability and safety construction expenditures as well as for nitrogen oxide ("NOx") remediation expenditures. Revenue requirements for electric reliability and safety construction expenditures are subject to refund at the end of 2001 to the extent that actual expenditures are less than forecasted expenditures included in the final order. In March 2000, the PSCW had previously authorized all Wisconsin utilities to depreciate NOx emission reduction costs over an accelerated 10-year recovery period. Due to the uncertainty regarding the level and timing of these expenditures, the PSCW, in its final order, required Wisconsin Electric to establish escrow accounting for revenue requirement components associated with NOx expenditures. Depending upon Wisconsin Electric's actual NOx remediation expenditures during the 2000/2001 biennial period, any over or under-spent balances at the end of 2001 in the NOx escrow account will need to be addressed in future rate making activities.

WISCONSIN GAS COMPANY:   Wisconsin Gas Company rates are set
within the framework of the Productivity-based Alternative Ratemaking Mechanism, which was established in 1994 and has been extended through October 31, 2001. Under this mechanism, Wisconsin Gas has the ability to raise or lower margin rates within a specified range on a quarterly basis. Currently, Wisconsin Gas's rates recover $1.5 million per year less than the maximum amount allowed by the PSCW's rate order. The Productivity-based Alternative Ratemaking Mechanism has certain criteria that allow it to be reopened at any time for significant deterioration in safety, failures to meet conservation goals, significant changes in interest rates and "extraordinary items." To date, none of the criteria has been triggered. In its approval of the WICOR acquisition, the PSCW ordered that Wisconsin Gas Company's natural gas rates remain under the Productivity-based Alternative Ratemaking Mechanism for the program's duration and remain revenue neutral during the remainder of the five-year rate restriction period noted above.

FUEL COST ADJUSTMENT PROCEDURE:   As noted above, Wisconsin
Electric operates under a fuel cost adjustment clause for its fuel and purchased power costs associated with the generation and delivery of electricity. On December 8, 2000, Wisconsin Electric submitted an application with the PSCW seeking a $51.4 million increase in rates in it's Wisconsin jurisdiction to recover increased cost of fuel and purchased power in 2001 on an expedited basis to be effective February 1, 2001. Wisconsin Electric revised it's projected fuel cost shortfall on January 10, 2001 to reflect updated natural gas cost projections for 2001. This update resulted in a request for an additional $11.1 million in 2001, bringing the total requested increase to $62.5 million. Hearings on this matter were held on January 17, 2001. On February 9, 2001, the PSCW issued an interim order authorizing a $37.8 million increase in rates for 2001 fuel costs subject to refund pending the outcome of a full review of fuel costs. A final order in this case is expected in May 2001.

GAS COST RECOVERY MECHANISM:   As a result of the acquisition of
WICOR by Wisconsin Energy, the PSCW required similar gas cost recovery mechanisms ("GCRM") for the gas operations of Wisconsin Electric and for Wisconsin Gas. In recent years, Wisconsin Electric has operated under a modified dollar for dollar GCRM, which includes after the fact prudence reviews by the PSCW, while the Wisconsin Gas GCRM includes an incentive mechanism that provides an opportunity for Wisconsin Gas to increase or decrease earnings within certain limited ranges as a result of gas acquisition activities and transportation costs. For both companies, the majority of gas costs are passed through to customers under their existing gas cost recovery mechanisms.

In February 2001, the PSCW issued separate orders to Wisconsin Electric and to Wisconsin Gas authorizing a similar GCRM for each company. These new GCRMs, which are effective April 1, 2001, are similar to the existing GCRM at Wisconsin Gas. Under the new GCRMs, gas costs will be passed directly to customers through a purchased gas adjustment clause. However, both companies will have the opportunity to increase or decrease earnings by up to approximately 2.5% of their total annual gas costs based upon how closely actual gas commodity and capacity costs compare to benchmarks established by the PSCW.


Michigan Jurisdiction

WISCONSIN ELECTRIC POWER COMPANY:   In mid-November 2000,
Wisconsin Electric submitted an application with the Michigan Public Service Commission requesting an electric retail rate increase of $3.7 million (9.4%) on an annualized basis. Hearings on this rate relief request are scheduled for April of 2001 with a final order anticipated to be issued in August of 2001.

EDISON SAULT ELECTRIC COMPANY:   In September 1995, the Michigan
Public Service Commission approved Edison Sault's application to implement price cap regulation for its electric customers in the state of Michigan, capping base rates at existing levels, rolling its existing fuel cost adjustment procedure or Power Supply Cost Recovery ("PSCR") factor into base rates and suspending its existing PSCR clause. Edison Sault is required to give thirty days notice for rate decreases. The order authorizing Edison Sault's price cap represents a temporary experimental regulatory mechanism and allows Edison Sault to file an application seeking an increase in rates under extraordinary circumstances. On October 2, 2000, Edison Sault filed a report with the Michigan Public Service Commission addressing its experience under the price-cap mechanism. On January 2, 2001, Edison Sault submitted a compliance filing to the Michigan Public Service Commission which recommended that no changes be made to its price-cap mechanism. The matter is pending.

FUEL COST ADJUSTMENT PROCEDURE:   In September 2000, Wisconsin
Electric submitted applications with the Michigan Public Service Commission requesting reinstatement on January 1, 2001 of its PSCR mechanism. On January 1, 2001, Wisconsin Electric self-implemented a PSCR factor of 1.41 mills per kilowatt-hour and expects to collect approximately $1 million of PSCR revenue during 2001. Hearings on Wisconsin Electric's application are anticipated in the second quarter of 2001. PSCR revenues collected during 2001 are subject to a true-up hearing procedure in 2002.


INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

Driven by a combination of market forces, regulatory and legislative initiatives and technological changes, the nation's electric industry continues a trend towards restructuring and increased competition. In the region, the state of Illinois has passed legislation that introduced retail electric choice for large customers in 1999 and introduces choice for all retail customers by May 2002. As described in further detail below, full retail electric choice is scheduled to be introduced in the state of Michigan in January 2002. Congress continues to evaluate restructuring proposals at the federal level. However, recent severe electric supply constraints and a resulting rise in the cost of electricity in California has revitalized public debate in Wisconsin concerning deregulation. Given the current status of restructuring initiatives in regulatory jurisdictions where the Company primarily does business, Wisconsin Energy cannot predict the ultimate timing or impact of a restructured electric industry on its financial position or results of operations.

RESTRUCTURING IN WISCONSIN:   Due to many factors, including
relatively competitive electric rates charged by the state's electric utilities, Wisconsin is proceeding with restructuring of the electric utility industry at a much slower pace than many other states in the United States. Instead, the PSCW has been focussed in recent years on electric reliability infrastructure issues for the state of Wisconsin such as:

  *Improvements to existing and addition of new electric transmission lines in the state;

  *Addition of new generating capacity in the state;

  *Modifications to the regulatory process to facilitate development of merchant generating plants;

  *Development of a regional independent electric transmission system operator; and

  *The previously described formation of a statewide transmission company, the American Transmission Company LLC, which became operational January 1, 2001.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

RESTRUCTURING IN MICHIGAN:   In June 2000, the Governor of the
state of Michigan signed the "Customer Choice and Electric Reliability Act" into law empowering the Michigan Public Service Commission to enforce implementation of prior electric retail access plans. In effect, the new law provides that all Michigan retail customers of investor-owned utilities will have the ability to choose their electric power producer as of January 1, 2002.

As directed by the Michigan Public Service Commission, Wisconsin Electric and Edison Sault jointly submitted a customer choice implementation plan in October 2000 and an updated filing in February 2001. Such plan envisions certain additional filings in June 2001 including proposed unbundled rates. During 2000, revenues in the state of Michigan from Wisconsin Energy's electric retail customers were approximately $151 million, representing 5.9% of total utility operating revenues and 8.4% of total electric utility operating revenues. The Empire and Tilden iron ore mines, Wisconsin Electric's two largest retail customers, are located in the Upper Peninsula of Michigan. These mines, from which Wisconsin Electric received approximately
$74 million of electric utility operating revenues during 2000, will not be subject to Michigan's customer choice plan until special negotiated power sales contracts between Wisconsin Electric and the mines expire in 2007. Wisconsin Electric and Edison Sault believe that their power supply costs are and will be competitive when the customer choice program commences in January of 2002. In addition, alternative electric suppliers will use the companies' electric distribution systems under unbundled effective rates.


Natural Gas Utility Industry

RESTRUCTURING IN WISCONSIN:   The PSCW has instituted generic
proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the commission has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, Wisconsin Electric and Wisconsin Gas are unable to predict the impact of potential future deregulation on the Company's results of operations or financial position.


ELECTRIC SYSTEM RELIABILITY

Wisconsin Electric had adequate capacity to meet all of its firm electric load obligations during 2000. Public appeals for conservation were not required, nor was there the need to interrupt or curtail service to non-firm customers who participate in load management programs in exchange for discounted rates. All of Wisconsin Electric's generating plants performed well during the hottest periods of the summer and all power purchase commitments under firm contract were received.

Wisconsin Electric expects to have adequate capacity to meet all of its firm load obligations during 2001. However, the Company anticipates that the regional electric energy supply will remain tight into the foreseeable future. As a result of this, or of extremely hot weather along with unexpected equipment unavailability, Wisconsin Electric could be required to call upon load management procedures during 2001 as it has in past years.

Wisconsin Electric is proceeding with several long-term measures to enhance the reliability of its own system, including the "Power the Future" growth strategy discussed above.


NUCLEAR OPERATIONS

POINT BEACH NUCLEAR PLANT:   Wisconsin Electric owns two
approximately 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. During 2000, 1999, and 1998, Point Beach provided 23%, 22% and 18% of Wisconsin Electric's net electric energy supply, respectively. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

As a result of various performance improvement initiatives, Wisconsin Electric's total nuclear operation and maintenance expenses, excluding fuel and benefit overheads, decreased from $156 million during 1998 to $128 million during 1999 and $119 million during 2000. Unplanned shutdowns or power reductions of Point Beach Units 1 or 2 may occur from time to time as Wisconsin Electric continues to perform reviews of facility design and to implement further improvement initiatives.

In July 2000, Wisconsin Electric's senior management authorized the commencement of initial design work for the power upgrade of both units at Point Beach. Subject to approval by the PSCW, the project is scheduled to be completed by May 2004 and is expected to add 76 megawatts of electrical output to Point Beach.

Wisconsin Electric has formed an operating license renewal team which is expected to complete a technical and economic evaluation of license renewal by mid-2002. Based upon the results of this evaluation and subject to approval by executive management and by the boards of directors of Wisconsin Electric and Wisconsin Energy in the second half of 2002, Wisconsin Electric currently anticipates seeking appropriate regulatory approvals, including submittal of an application to the Nuclear Regulatory Commission, in 2003 for an extension of the operating licenses for Point Beach Nuclear Plant for a period of up to 20 years.

NUCLEAR MANAGEMENT COMPANY:   During 1999, WEC Nuclear
Corporation, a subsidiary of Wisconsin Energy, Northern States Power Company (now Xcel Energy), WPS Nuclear Corporation (a subsidiary of WPS Resources Corporation) and an affiliate of Alliant Energy Resources announced the formation of the Nuclear Management Company, LLC ("NMC"). In November 2000, Consumers Energy signed an agreement to become a full partner in the NMC. Assuming that Consumers Energy receives requisite regulatory approvals to transfer its operating licenses to the NMC during 2001, the NMC will operate a total of eight nuclear generating units at six sites in the states of Wisconsin, Minnesota, Michigan and Iowa with a total combined generating capacity of about 4,500 megawatts.

During 2000, the four original participants in the NMC received all necessary regulatory approvals, and the NMC assumed operating responsibility in August 2000 for Point Beach Nuclear Plant with the transfer of operating authority under its operating licenses. Each NMC participant continues to own its respective nuclear generating units and retains exclusive rights to the energy generated as well as financial responsibility for the safe operation, maintenance and decommissioning of its respective plants.

On September 7, 2000, the NMC announced the combination of the operations of Point Beach with Kewaunee Nuclear Power Plant into a "virtual 3-unit site". Kewaunee Nuclear Power Plant, owned by two other participants in the NMC, is located about five miles from Point Beach. Support functions including training, engineering, assessment, business and site services have been combined under this new management structure.

USED NUCLEAR FUEL STORAGE AND DISPOSAL:   During 1995, Wisconsin
Electric completed construction of a facility at Point Beach for the temporary dry storage of up to 48 canisters containing used nuclear fuel. During 2000, Wisconsin Electric finished loading the last of twelve canisters originally authorized by the PSCW.

Wisconsin Electric estimates that it has sufficient used fuel storage capacity to continue operating Point Beach until the Spring of 2005. In May 2000, Wisconsin Electric applied to the PSCW for authority to load additional temporary used fuel dry storage containers beyond the twelve that were originally authorized. The application requests authorization for sufficient additional containers, at a cost of up to approximately $46 million, to operate Point Beach Units 1 and 2 to the end of their current operating licenses, but not to exceed the original 48-cannister capacity of the facility. Wisconsin Electric anticipates that the PSCW will issue an order on the application during the second quarter of 2001.

Temporary storage alternatives at Point Beach are necessary until the United States Department of Energy takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 (the "Waste Act"). Effective January 31, 1998, the Department of Energy failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which Wisconsin Electric has paid a total of $170.8 million as of December 31, 2000. The Department of Energy has indicated that it does not expect a permanent used fuel repository to be available any earlier than 2010. At this time, Wisconsin Electric is unable to predict when the Department of Energy will actually begin accepting used nuclear fuel.

On August 13, 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the Department of Energy's failure to begin performance by January 31, 1998 constituted a breach in the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, Wisconsin Electric filed a complaint on November 16, 2000 against the Department of Energy in the Court of Federal Claims. The matter is pending. As of August 2000, Wisconsin Electric has incurred damages in excess of $35 million, which it seeks to recover from the Department of Energy. Damages will continue to accrue, and, accordingly, Wisconsin Electric expects to seek to recover all of its damages in this lawsuit.

During 2000, President Clinton vetoed legislation that would have required the Department of Energy to establish a temporary used fuel repository in the state of Nevada until a permanent repository is available and to begin taking ownership from utilities and removing used fuel as required by the Waste Act. The Senate and the House failed to override the President's veto. Wisconsin Electric is unable to predict whether similar legislation might be reintroduced and passed during 2001 or whether the new administration might support and sign such legislation.


LEGAL MATTERS

GIDDINGS & LEWIS INC./CITY OF WEST ALLIS LAWSUIT:   In July 1999,
a jury issued a verdict against Wisconsin Electric awarding the plaintiffs $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. Internal investigations lead Wisconsin Electric to believe that it was not the source of this waste. In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of an appeal, Wisconsin Electric tendered a contested liability payment of $110 million, which is part of Deferred Charges and Other Assets
- Other on the Consolidated Balance Sheet, to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. In further post-trial proceedings, the Circuit Court Judge issued a ruling during 2000 related to representations made by Wisconsin Electric during trial, imposing sanctions against Wisconsin Electric. Wisconsin Electric is appealing the judgment entered on the jury's verdict as well as the Judge's ruling on the sanctions matter.

As further developments, two shareholders filed separate shareholder derivative proceedings in Milwaukee County Circuit
Court during 2000 for alleged injuries to shareholders resulting from this litigation. The two lawsuits have been consolidated for pre-trial purposes. The matter is pending trial.

In the opinion of management, based in part on the advice of legal counsel, the jury verdict was not supported by the evidence or the law and the unprecedented award of punitive damages of this magnitude was unwarranted and should therefore be reversed or substantially reduced on appeal. Management also believes that the sanctions imposed by the Judge were not supported by the evidence or the law. As such, Wisconsin Electric has not established a reserve for potential damages from this suit. For further information, see "Note N - Commitments and Contingencies" in the Notes to Financial Statements.

WISCONSIN INTERNATIONAL ELECTRIC POWER LITIGATION:   During 1999,
Wisconsin Electric and Wisconsin International Electric
Power, Ltd. reached settlement of litigation brought by Wisconsin International Electric Power against Wisconsin Electric claiming that Wisconsin Electric had breached contractual duties allegedly owed to the plaintiff relating to development of an electric generating plant at Subic Bay in the Philippines. While Wisconsin Electric does not believe that it breached any contractual duties allegedly owed to the plaintiff, Wisconsin Electric paid Wisconsin International Electric Power, Ltd.
$18.0 million ($10.8 million, or $0.09 per share for Wisconsin Energy, after tax) in November 1999 to settle the case, and the plaintiff's claims were dismissed with prejudice.


ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, Wisconsin Energy faces potentially significant ongoing environmental compliance and remediation challenges related to current and past operations. Specific environmental issues affecting the Company's utility and non-utility energy segments include but are not limited to (1) air emissions such as carbon dioxide ("CO2"), sulfur dioxide ("SO2"), nitrogen oxide ("NOx"), small particulates and mercury, (2) disposal of combustion by-products such as fly ash, (3) remediation of former manufactured gas plant sites, (4) disposal of used nuclear fuel, and (5) the eventual decommissioning of nuclear power plants. Wisconsin Energy is currently pursuing a proactive strategy to manage its environmental issues including (1) substitution of new and cleaner generating facilities for older facilities as part of the "Power the Future" growth strategy, (2) development of additional sources of renewable electric energy supply, (3) participation in regional initiatives to reduce the emissions of NOx from the Company's fossil fuel-fired generating facilities,
(4) participation in voluntary programs with the Wisconsin Department of Resources and the United States Environmental Protection Agency to reduce overall emissions, including mercury, from Wisconsin Electric's coal-fired power plants, (5) recycling of ash from coal-fired generating units and (6) the voluntary clean-up of former manufactured gas plant sites. For further information concerning disposal of used nuclear fuel and nuclear power plant decommissioning, see "Nuclear Operations" above and "Note F - Nuclear Operations" in the Notes to Financial Statements, respectively.

NATIONAL AMBIENT AIR QUALITY STANDARDS:   In July 1997, the
United States Environmental Protection Agency revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined and despite legal challenges to these standards that will impact compliance requirements and timing, Wisconsin Electric believes that the revised standards will likely require significant reductions in SO2 and NOx emissions from coal-fired generating facilities. If these new standards withstand ongoing legal challenges, Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from 2004 through 2012, beginning with the ozone transport reductions described below. Reductions associated with the new particulate matter standards will likely be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below, Wisconsin Electric is currently unable to estimate the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

OZONE NON-ATTAINMENT RULEMAKING:   In October 1998, the
Environmental Protection Agency promulgated ozone transport rules to address transport of NOx and ozone into ozone non-attainment areas in the eastern half of the United States. The rules would have required electric utilities in 22 eastern states and the District of Columbia, including the state of Wisconsin, to significantly reduce NOx emissions by May 1, 2003. A court decision on these challenges was issued in March 2000 excluding the state of Wisconsin but continuing to include southern Michigan as one of 19 states in a region east of the Mississippi River that would remain subject to the October 1998 rules. Further appeals are ongoing.

Independent of any court decisions, Wisconsin and some other states in the Lake Michigan region have concluded rulemakings that require utilities, including Wisconsin Electric, to reduce NOx emissions as part of separate, existing 1-hour ozone attainment demonstration rules required by the Environmental Protection Agency for the Lake Michigan region's severe non-attainment areas.

Wisconsin Electric is working with a variety of stakeholders to provide input to the plan under development by the state of Michigan. Wisconsin's rule is already in effect. Wisconsin Electric is evaluating various NOx control techniques under various regulatory scenarios to develop a least cost compliance plan and currently expects to incur total capital costs of $150 million to $200 million and annual operation and maintenance costs of $2 million to $4 million during the period 2001 through 2004 to comply with such a plan. Wisconsin Electric believes that compliance with the NOx emission reductions required by Wisconsin's non-attainment rules will substantially mitigate costs to comply with the Environmental Protection Agency's July 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

In January 2000, the PSCW approved Wisconsin Electric's comprehensive plan to meet the Environmental Protection Agency regulations, permitting recovery in rates of NOx emission reduction costs over an accelerated 10-year recovery period and requiring that these costs be separately itemized on customer bills.

MANUFACTURED GAS PLANT SITES:   Wisconsin Electric and Wisconsin
Gas are voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites.
For further information, see "Note N - Commitments and
Contingencies" in the Notes to Financial Statements.

ASH LANDFILL SITES:   Wisconsin Electric aggressively seeks
environmentally acceptable, beneficial uses for its combustion byproducts. However, combustion byproducts have been, and to some degree continue to be, disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the environmental operating and maintenance costs of Wisconsin Electric.

MANUFACTURING SEGMENT:   WICOR Industries, Inc. has provided
reserves sufficient to cover its estimated costs related to known contamination associated with its manufacturing facilities.


MARKET RISKS

The Company is potentially exposed to market risk due to changes in interest rates, the return on marketable securities, foreign currency exchange rates and the market price of electricity as well as to changes in fuel costs incurred to generate electricity and in the cost of gas for its gas operations. Exposure to interest rate changes relates to the Company's short and long-term debt as well as its preferred equity obligations, while exposure to fluctuations in the return on marketable securities relates to debt and equity security investments held in various trust funds. Purchases or sales of products by the Company's manufacturing segment exposes the Company to foreign currency risk. Exposure to electricity market price risk relates to forward activities taken to manage the supply of and demand for electric energy. Exposure to fuel and gas cost variations relates to the supply of and demand for coal, uranium, natural gas and fuel oil. For additional information concerning risk factors, including market risks, see "Cautionary Factors" below.

INTEREST RATE RISK:   The Company, including its affiliates, have
various short-term borrowing arrangements to provide working capital and general corporate funds. The level of borrowings under such arrangements vary from period to period, depending upon, among other factors, capital investments. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

As of December 31, 2000, the Company had approximately
$1,386.1 million of short-term debt outstanding with a weighted average interest rate of 6.67%, representing approximately
$92.5 million of annual pre-tax interest expense. A 1/8 percent change in effective interest rates would increase or decrease annual interest expense by approximately $1.7 million.

The table below provides information about the long-term financial instruments that were held by the Company at December 31, 2000 and that are sensitive to changes in interest rates. For long-term debt, the table presents anticipated principal cash flows by maturity date and the related annualized average interest rate of the maturing long-term debt. The annualized average interest rate on the variable rate long-term debt was estimated based upon a weighted average interest rate at December 31, 2000.

As part of the financing package used to acquire two fossil-fueled power plants in the state of Connecticut in April 1999, Wisvest-Connecticut, LLC entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. For the interest rate swap, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under contract. Weighted average variable rates are based upon implied forward rates in the yield curve at the reporting date. The fair value of the interest rate swap is the amount that Wisvest-Connecticut, LLC would receive if the outstanding contract were terminated on December 31, 2000.

                                              Expected Maturity Date                          Fair Value
                                  ----------------------------------------------                  as of
Wisconsin Energy Corporation      2001   2002     2003   2004     2005    Thereafter   Total   12/31/00
----------------------------      ----   ----     ----   ----     ----    ----------   -----  ----------
                                                          (Millions of Dollars)
Fixed Rate Long-Term Debt         $20.4  $165.2   $14.1  $143.2   $79.4   $1,271.6  $1,693.9  $1,639.7
   Average Interest Rate          6.64%  6.61%    6.76%  7.25%    6.49%      7.08%     7.01%

Variable Rate Commercial Paper
 Classified as Long-Term Debt       -    $60.0    $449.7   -        -        -        $509.7    $509.7
   Average Interest Rate                 6.98%    6.59%                                6.64%

Other Variable Rate
 Long-Term Debt                    $8.7  $30.5    $14.2  $10.8    $172.3  $167.3      $403.8    $403.8
  Average Interest Rate           7.96%  8.17%    8.05%  7.99%     7.99%   4.82%       6.69%

Interest Rate Swaps - Fixed
 to Variable (b)                   $3.2   $3.5     $3.7   $4.0    $58.7      -         $73.1    ($0.4)
   Average Pay Rate               5.99%  5.99%    5.99%  5.99%    5.99%      -         5.99%
   Average Receive Rate           5.87%  5.56%    5.82%  5.96%    5.98%      -         5.85%

Trust Preferred Securities          -      -        -      -        -     $200.0      $200.0    $185.5
   Average Dividend Rate            -      -        -      -        -      6.85%       6.85%

Preferred Stock Not Subject to
 Mandatory Redemption               -      -        -      -        -        -         $30.4     $15.4
  Average Dividend Rate             -      -        -      -        -        -          4.0%


MARKETABLE SECURITIES RETURN RISK:   The Company funds its
pension, other postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect pension, other postretirement benefit and nuclear decommissioning expenses in future periods. Future annuity payments to these trust funds can be affected by changes in the market price of the trust fund assets. Wisconsin Energy expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company's various utility regulators.

At December 31, 2000, the Company had the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

Wisconsin Energy Corporation                 Millions of Dollars
----------------------------                 -------------------
Pension trust funds                               $1,224.8
Nuclear decommissioning trust fund                   613.3
Other postretirement benefits trust funds            149.8

FOREIGN CURRENCY EXCHANGE RATE RISK:   The Company manages
foreign currency market risks through the use of a variety of financial and derivative instruments. The Company uses forward exchange contracts and other activities to hedge the U.S. dollar value resulting from anticipated foreign currency transactions. The notional amount of these contracts is not significant to the Company.

COMMODITY PRICE RISK:   In the normal course of business, the
Company's utility and non-utility power generation subsidiaries utilize contracts of various duration for the forward sale and purchase of electricity. This is done to effectively manage utilization of their available generating capacity and energy during periods when available power resources are expected to exceed the requirements of their obligations. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. The Company manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers.

Wisconsin Electric's retail fuel cost adjustment procedure in Wisconsin mitigates some of the risk of fuel cost price fluctuation. On a prospective basis, if cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted. For its gas utility operations, the gas cost recovery mechanism in Wisconsin currently mitigates most of Wisconsin Electric's risk of gas cost variations.

Wisconsin Gas has a commodity risk management program that has been approved by the PSCW. This program allows Wisconsin Gas to utilize call and put option contracts to reduce market risk associated with fluctuations in the price of natural gas purchases and gas in storage. Under this program, Wisconsin Gas has the ability to hedge up to 50% of its planned gas deliveries for the heating season. The PSCW has also allowed Wisconsin Gas to hedge gas purchased for storage during non-heating months. The cost of the call and put option contracts, as well as gains or losses realized under the contracts, do not affect net income as they are fully recovered under the purchase gas adjustment clause of Wisconsin Gas's gas cost recovery mechanism. In addition, under its Gas Cost Incentive Mechanism, Wisconsin Gas uses derivative financial instruments to reduce the cost of gas. The cost of these financial instruments, as well as any gains or losses on the contracts, are subject to sharing under the incentive mechanism.

For additional information concerning the electric utility fuel cost adjustment procedure and the natural gas utilities' gas cost recovery mechanisms, see "Rates and Regulatory Matters" above.


ACCOUNTING DEVELOPMENTS

NEW PRONOUNCEMENTS:   Statement of Financial Accounting Standards
No. 133, "Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), is effective for fiscal years beginning after June 15, 2000. The Company will adopt this statement effective January 1, 2001, which will have an insignificant impact on net income and other comprehensive income. For further information, see "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements.

REGULATORY ACCOUNTING:   Wisconsin Energy's utility subsidiaries
operate under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility prices which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utilities' books, as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("FAS 71"), may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. Such a charge could be material. The Company continually reviews the applicability of FAS 71 and has determined that it is currently appropriate to continue following FAS 71. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. See "Note A - Summary of Significant Accounting Policies" in the Notes to Financial Statements for additional information.


CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Energy. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Energy's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms "anticipate," "believe," "estimate," "expect," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Energy's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following.


Operating, Financial and Industry Factors

 *Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of used nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

 *Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required approvals for new construction; changes in the United States Nuclear Regulatory Commission's regulations related to Point Beach Nuclear Plant; changes in the United States Environmental Protection Agency's regulations as well as regulations from the Wisconsin or Michigan Departments of Natural Resources or the state of Connecticut related to emissions from fossil fuel power plants; or the siting approval process for new generation and transmission facilities.

 *The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

 *Consolidation of the industry as a result of the combination and acquisition of utilities in the midwest, nationally and globally.

 *Restrictions imposed by various financing arrangements and regulatory requirements on the ability of its subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances.

 *Changes in social attitudes regarding the utility and power industries.

 *Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.

 *The cost and other effects of legal and administrative proceedings, settlements, investigations and claims, and changes in those matters, including the final outcome of the Giddings &
  Lewis, Inc./City of West Allis lawsuit against Wisconsin
  Electric.

 *Factors affecting the availability or cost of capital such as: changes in interest rates; the Company's capitalization structure; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.

 *Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.

 *Authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange
  Commission.

 *Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

 *Possible risks associated with non-utility diversification, such as: general economic conditions; competition; operating risks; dependence upon certain suppliers and customers; the cyclical nature of property values that could affect real estate investments; unanticipated changes in environmental or energy regulations; timely regulatory approval without onerous conditions of potential acquisitions; risks associated with minority investments, where there is a limited ability to control the development, management or operation of the project; and the risk of higher interest costs associated with potentially reduced securities ratings by independent rating agencies as a result of these and other factors.

 *Legislative or regulatory restrictions or caps on non-utility acquisitions, investments or projects, including the state of Wisconsin's amended public utility holding company law.

 *Factors affecting foreign non-utility operations and investments, including: foreign governmental actions; foreign economic and currency risks; political instability; and unanticipated changes in foreign environmental or energy regulations.

 *Factors which impede execution of Wisconsin Energy's "Power the Future" growth strategy announced in September 2000 and revised in February 2001, including receipt of necessary state and federal regulatory approvals and amendment of applicable laws in the state of Wisconsin, and obtaining the investment capital from outside sources necessary to implement the growth strategy.

 *Other business or investment considerations that may be disclosed from time to time in Wisconsin Energy's Securities and Exchange Commission filings or in other publicly disseminated written documents.


Business Combination Factors

 *Unanticipated costs or difficulties related to the integration of the businesses of Wisconsin Energy and WICOR.

 *Unanticipated financing or other consequences resulting from the additional short-term debt issued to fund the acquisition of WICOR.

 *Unexpected difficulties or delays in realizing anticipated net cost savings or unanticipated effects of the qualified five-year electric and gas rate freeze ordered by the PSCW as a condition of approval of the merger.

Wisconsin Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See "Factors Affecting Results, Liquidity and Capital Resources - Market Risks" in Management's Discussion and Analysis of Financial Condition and Results of Operations in this report for information concerning potential market risks to which Wisconsin Energy and its subsidiaries are exposed due to changes in interest rates, the return on marketable equity securities, foreign currency exchange rates and the price of commodities.



                                     WISCONSIN ENERGY CORPORATION

                                     CONSOLIDATED INCOME STATEMENT

                                        Year Ended December 31

                                                  2000               1999                 1998
                                              -----------         ----------          -----------
                                                (Millions of Dollars, Except Per Share Amounts)
Operating Revenues
  Utility energy                                $2,556.7            $2,050.2            $1,980.0
  Non-utility energy                               372.8               193.2                34.1
  Manufacturing                                    374.2                 -                   -
  Other                                             51.0                29.2                25.3
                                                --------            --------            --------
     Total Operating Revenues                    3,354.7             2,272.6             2,039.4

Operating Expenses
  Fuel and purchased power                         682.1               588.1               486.2
  Cost of gas sold                                 594.7               174.0               175.5
  Cost of goods sold                               271.1                 -                   -
  Other operation and maintenance                  945.3               708.7               691.5
  Depreciation, decommissioning
    and amortization                               336.3               250.8               232.4
  Property and revenue taxes                        80.3                74.9                63.1
                                                --------            --------            --------
     Total Operating Expenses                    2,909.8             1,796.5             1,648.7
                                                --------            --------            --------
Operating Income                                   444.9               476.1               390.7

Other Income and Deductions
  Interest income                                   20.3                22.3                14.6
  Allowance for other funds
    used during construction                         2.6                 3.8                 2.9
  Gains on asset sales                              98.7                 6.1                 -
  Other                                            (41.6)              (37.7)               (6.7)
                                                --------            --------            --------
     Total Other Income and Deductions              80.0                (5.5)               10.8

Financing Costs
  Interest expense                                 243.5               148.3               127.8
  Allowance for borrowed funds
    used during construction                       (13.6)               (9.5)               (7.8)
  Distributions on preferred securities
    of subsidiary trust                             13.7                10.5                 -
  Preferred dividend requirement
    of subsidiary                                    1.2                 1.2                 1.2
                                                --------            --------            --------
     Total Financing Costs                         244.8               150.5               121.2
                                                --------            --------            --------
Income Before Income Taxes                         280.1               320.1               280.3

Income Taxes                                       125.9               111.1                92.2
                                                --------            --------            --------
Net Income                                        $154.2              $209.0              $188.1
                                                ========            ========            ========
Earnings Per Share of Common Stock
  Basic                                            $1.28               $1.79               $1.65
  Diluted                                          $1.27               $1.79               $1.65

Average Outstanding Number of
  Shares of Common Stock (Millions)                120.6               117.0               114.3
  Diluted Shares (Millions)                        121.2               117.0               114.3

The accompanying notes are an integral part of these financial statements.

                                     WISCONSIN ENERGY CORPORATION

                                 CONSOLIDATED STATEMENT OF CASH FLOWS

                                        Year Ended December 31

                                                    2000                1999                1998
                                                 -----------         -----------         -----------
                                                              (Millions of Dollars)
Operating Activities
  Net income                                       $154.2              $209.0              $188.1
  Reconciliation to cash
    Depreciation, decommissioning
      and amortization                              372.8               283.4               264.4
    Nuclear fuel expense amortization                27.4                25.8                18.9
    Deferred income taxes, net                       10.3                33.6                 0.6
    Investment tax credit, net                       (4.6)               (4.3)               (3.4)
    Allowance for other funds
      used during construction                       (2.6)               (3.8)               (2.9)
    Gains on asset sales                            (98.7)               (6.1)                -
    Change in - Accounts receivable and
                  accrued revenues                 (188.0)              (56.3)              (28.8)
                Inventories                         (68.9)               (6.8)               (0.6)
                Other current assets                 22.1               (55.4)               (6.6)
                Accounts payable                    163.5               (13.4)               36.0
                Other current liabilities            63.7                 2.2               (12.3)
    Other                                             9.8              (101.0)               (2.0)
                                                 --------              ------              ------
Cash Provided by Operating Activities               461.0               306.9               451.4

Investing Activities
  Capital expenditures                             (611.0)             (518.1)             (399.0)
  Acquisitions, net of cash acquired             (1,234.7)             (276.8)                -
  Proceeds from asset sales, net                    408.4                11.5                 -
  Allowance for borrowed funds
    used during construction                        (13.6)               (9.5)               (7.8)
  Nuclear fuel                                      (41.6)              (18.6)              (17.5)
  Nuclear decommissioning funding                   (17.6)              (17.7)              (15.5)
  Other                                             (10.4)              (59.6)              (29.6)
                                                 --------              ------              ------
Cash Used in Investing Activities                (1,520.5)             (888.8)             (469.4)

Financing Activities
  Issuance of common stock                           89.3                79.1                10.3
  Issuance of long-term debt                        513.9               443.2               313.6
  Issuance of mandatorily redeemable
    trust preferred securities                        -                 193.7                 -
  Repurchase of common stock                       (100.8)                -                   -
  Retirement of long-term debt                     (137.4)             (115.5)              (93.0)
  Change in short-term debt                         826.8               220.6               (38.5)
  Dividends paid on common stock                   (165.3)             (182.3)             (177.4)
                                                 --------              ------              ------
Cash Provided by Financing Activities             1,026.5               638.8                15.0
                                                 --------              ------              ------
Change in Cash and Cash Equivalents                 (33.0)               56.9                (3.0)

Cash and Cash Equivalents at
  Beginning of Year                                  73.5                16.6                19.6
                                                 --------              ------              ------
Cash and Cash Equivalents at
  End of Year                                       $40.5               $73.5               $16.6
                                                 ========              ======              ======
Supplemental Information - Cash Paid For
  Interest (net of amount capitalized)             $223.6              $156.1              $133.2
  Income taxes                                       82.4               114.9               103.9

The accompanying notes are an integral part of these financial statements.

                              WISCONSIN ENERGY CORPORATION

                               CONSOLIDATED BALANCE SHEET

                                       December 31

           ASSETS                                        2000                1999
           ------                                      ---------           ---------
                                                           (Millions of Dollars)
Property, Plant and Equipment
  Utility energy                                       $7,327.7            $6,168.7
  Non-utility energy                                       21.7               221.3
  Manufacturing                                           119.5                 -
  Other                                                   135.3               321.1
  Accumulated depreciation                             (3,912.9)           (3,250.0)
                                                       --------            --------
                                                        3,691.3             3,461.1
  Construction work in progress                           246.3               174.8
  Leased facilities, net                                  121.7               127.3
  Nuclear fuel, net                                        93.1                83.4
                                                       --------            --------
     Net Property, Plant and Equipment                  4,152.4             3,846.6

Investments
 Nuclear decommissioning trust fund                       613.3               625.7
 Other                                                    166.0               324.6
                                                       --------            --------
     Total Investments                                    779.3               950.3

Current Assets
  Cash and cash equivalents                                40.5                73.5
  Accounts receivable, net of allowance for
    doubtful accounts of $36.0 and $17.6                  532.6               242.3
  Accrued revenues                                        269.8               134.6
  Materials, supplies and inventories                     381.7               231.6
  Assets held for sale                                    464.0                 -
  Prepayments                                              81.7               100.9
  Deferred income taxes                                    73.4                37.3
  Other                                                    19.9                12.3
                                                       --------            --------
     Total Current Assets                               1,863.6               832.5

Deferred Charges and Other Assets
  Deferred regulatory assets                              276.8               216.9
  Goodwill, net                                           826.9                57.8
  Other                                                   507.1               157.7
                                                       --------            --------
     Total Deferred Charges and Other Assets            1,610.8               432.4
                                                       --------            --------
Total Assets                                           $8,406.1            $6,061.8
                                                       ========            ========

The accompanying notes are an integral part of these financial statements.

                              WISCONSIN ENERGY CORPORATION

                               CONSOLIDATED BALANCE SHEET

                                       December 31

    CAPITALIZATION AND LIABILITIES                       2000                1999
    ------------------------------                     ---------           ---------
                                                           (Millions of Dollars)
Capitalization
  Common equity                                        $2,016.8            $2,007.8
  Preferred stock                                          30.4                30.4
  Company-obligated mandatorily redeemable
    preferred securities of subsidiary trust
    holding solely debentures of the Company              200.0               200.0
  Long-term debt                                        2,732.7             2,134.6
                                                       --------            --------
     Total Capitalization                               4,979.9             4,372.8


Current Liabilities
  Long-term debt due currently                             55.4                69.1
  Short-term debt                                       1,386.1               507.5
  Accounts payable                                        427.0               174.0
  Payroll and vacation accrued                             68.2                35.6
  Taxes accrued - income and other                         54.8                31.3
  Interest accrued                                         26.0                22.2
  Other                                                   191.2                48.0
                                                       --------            --------
     Total Current Liabilities                          2,208.7               887.7

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                       587.1               464.4
  Accumulated deferred investment tax credits              80.8                79.9
  Deferred regulatory liabilities                         321.0               124.8
  Other                                                   228.6               132.2
                                                       --------            --------
     Total Deferred Credits and Other Liabilities       1,217.5               801.3

Commitments and Contingencies (Note N)                      -                   -
                                                       --------            --------
Total Capitalization and Liabilities                   $8,406.1            $6,061.8
                                                       ========            ========
The accompanying notes are an integral part of these financial statements.

                                     WISCONSIN ENERGY CORPORATION

                               CONSOLIDATED STATEMENT OF CAPITALIZATION

                                              December 31

                                                                             2000           1999
                                                                           --------       --------
                                                                             (Millions of Dollars)
Common Equity (See Consolidated Statement of Common Equity)
  Common stock - $.01 par value; authorized 325,000,000 shares;
    outstanding - 118,645,341 and 118,904,210 shares                           $1.2           $1.2
  Other paid in capital                                                       833.3          838.3
  Retained earnings                                                         1,159.7        1,170.8
  Accumulated other comprehensive income                                       (2.9)           -
  Unearned compensation - restricted stock award                               (3.9)          (2.5)
  Stock options exercisable                                                    29.4            -
                                                                            -------       --------
            Total Common Equity                                             2,016.8        2,007.8

Preferred Stock
  Wisconsin Energy
    $.01 par value; authorized 15,000,000 shares; none outstanding              -              -
  Wisconsin Electric
    Six Per Cent. Preferred Stock - $100 par value;
      authorized 45,000 shares; outstanding - 44,498 shares                     4.4            4.4
    Serial preferred stock -
      $100 par value; authorized 2,286,500 shares; 3.60% Series
        redeemable at $101 per share; outstanding - 260,000 shares             26.0           26.0
      $25 par value; authorized 5,000,000 shares; none outstanding              -              -
  Wisconsin Gas - Cumulative without par value;
      authorized 1,500,000 shares; none outstanding                             -              -
                                                                            -------       --------
            Total Preferred Stock                                              30.4           30.4

Company-obligated mandatorily redeemable preferred securities
  of subsidiary trust holding solely debentures of the Company                200.0          200.0

Long-Term Debt
  First mortgage bonds
    Wisconsin Electric -        7-1/4% due 2004                               140.0          140.0
                                7-1/8% due 2016                               100.0          100.0
                                6.85% due 2021                                  9.0            9.0
                                7-3/4% due 2023                               100.0          100.0
                                7.05% due 2024                                 60.0           60.0
                                9-1/8% due 2024                                 3.4            3.4
                                8-3/8% due 2026                               100.0          100.0
                                7.70% due 2027                                200.0          200.0
    Edison Sault -              7.90% to 10.31% due 2001-2009                   -              5.2

  Debentures (unsecured)
    Wisconsin Electric -        6-5/8% due 2002                               150.0          150.0
                                6-5/8% due 2006                               200.0          200.0
                                9.47% due 2006                                  4.2            4.9
                                8-1/4% due 2022                                25.0           25.0
                                6-1/2% due 2028                               150.0          150.0
                                6-7/8% due 2095                               100.0          100.0
    Wisconsin Gas -             6.60% due 2013                                 45.0            -

The accompanying notes are an integral part of these financial statements.

                                     WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED STATEMENT OF CAPITALIZATION - (Cont'd)

                                              December 31
                                                                             2000           1999
                                                                           --------       --------
                                                                             (Millions of Dollars)
Long-Term Debt (Cont'd)
  Notes (secured)
    Wisvest -                   8.02% variable rate due 2005 (a)             $208.0         $205.9
                                6.36% effective rate due 2006                   6.6            7.7
    Sta-Rite Industries, Inc. - 5.58% variable rate due 2007 and 2009 (a)       5.0            -
    Wispark -                   8.26% variable rate due 2002 (a)               21.2           26.3
                                8.22% variable rate due 2003 (a)                4.2            3.0
                                Variable rate due 2000-2008                     -             25.6
                                7.2% to 8.67% due 2002-2012                     -             15.7

  Notes (unsecured)
    Wisconsin Electric -        6.36% effective rate due 2006                   7.2            8.4
                                4.75% variable rate due 2006 (a)                1.0            1.0
                                4.75% variable rate due 2015 (a)               17.4           17.4
                                4.90% variable rate due 2016 (a)               67.0           67.0
                                4.75% variable rate due 2030 (a)               80.0           80.0
    Wisconsin Gas -             6-3/8% due 2005                                65.0            -
                                5-1/2% due 2009                                50.0            -
    Edison Sault -              6.55% to 8.00% due 2000-2008                    4.8            5.4
    Wisconsin Energy
      Capital Corporation -     6.22% to 6.49% due 2000                         -             27.0
                                6.40% due 2001                                 15.0           15.0
                                6.33% due 2002                                 12.0           12.0
                                6.66% due 2003                                 10.6           10.6
                                6.85% due 2005                                 10.0           10.0
                                6.21% due 2008                                 20.0           20.0
                                6.48% due 2008                                 25.4           25.4
                                6.51% due 2013                                 30.0           30.0
                                6.94% due 2028                                 50.0           50.0

Commercial paper supported by multiple-year bank lines                        509.7            -

Obligations under capital leases                                              215.5          215.9
Unamortized discount, net and other                                           (34.1)         (23.1)
Long-term debt due currently                                                  (55.4)         (69.1)
                                                                           --------       --------
            Total Long-Term Debt                                            2,732.7        2,134.6
                                                                           --------       --------
Total Capitalization                                                       $4,979.9       $4,372.8
                                                                           ========       ========

The accompanying notes are an integral part of these financial statements.

(a) Variable interest rate as of December 31, 2000.

                                     WISCONSIN ENERGY CORPORATION

                                CONSOLIDATED STATEMENT OF COMMON EQUITY

                                                      Accumulated
                                                         Other                       Stock
                       Common  Other Paid  Retained  Comprehensive    Unearned      Options
                       Stock   In Capital  Earnings     Income      Compensation  Exercisable  Total
                       ------  ----------  --------  -------------  ------------  -----------  -----
                                                    (Millions of Dollars)

Balance -
 December 31, 1997     $1.1    $729.7      $1,132.2     $ -          $ -           $ -       $1,863.0

 Net income                                   188.1                                             188.1
 Common stock cash
  dividends $1.555
  per share                                  (177.4)                                           (177.4)
 Sale of common stock            10.3                                                            10.3
 Acquisition of
  ESELCO, Inc.          0.1      19.2           1.2                                              20.5
 Restricted stock
  award                                                               (1.4)                      (1.4)
 Amortization and
  forfeiture of
  restricted stock                                                     0.1                        0.1
                       ----    ------      --------     -----        -----         -----     --------
Balance -
 December 31, 1998      1.2     759.2       1,144.1       -           (1.3)          -        1,903.2

 Net income                                   209.0                                             209.0
 Common stock cash
  dividends $1.56
  per share                                  (182.3)                                           (182.3)
 Sale of common stock            79.1                                                            79.1
 Restricted stock
  award                                                               (1.4)                      (1.4)
 Amortization and
  forfeiture of
  restricted stock                                                     0.2                        0.2
                       ----    ------      --------     -----        -----         -----     --------
Balance -
 December 31, 1999      1.2     838.3       1,170.8       -           (2.5)          -        2,007.8

 Net income                                   154.2                                             154.2
 Other comprehensive
  income
   Foreign currency
    translation                                          (0.7)                                   (0.7)
   Minimum pension
    liability                                            (2.2)                                   (2.2)
                       ----    ------      --------     -----        -----         -----     --------
    Comprehensive
     Income             -         -           154.2      (2.9)         -             -          151.3
 Common stock cash
  dividends $1.37
  per share                                  (165.3)                                           (165.3)
 Sale of common stock            89.3                                                            89.3
 Repurchase of
  common stock                 (100.8)                                                         (100.8)
 Restricted stock
  award                                                               (1.4)                      (1.4)
 WICOR restricted
  stock awards -
  converted                                                           (1.2)                      (1.2)
 Amortization and
  forfeiture of
  restricted stock                                                     1.2                        1.2
 WICOR stock options
  converted                                                                         35.9         35.9
 Stock options
  exercised and
  other                           6.5                                               (6.5)         -
                       ----    ------      --------     -----        -----         -----     --------
Balance -
 December 31, 2000     $1.2    $833.3      $1,159.7     ($2.9)       ($3.9)        $29.4     $2,016.8
                       ====    ======      ========     =====        =====         =====     ========

The accompanying notes are an integral part of these financial statements.




     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA - (Cont'd)


                  WISCONSIN ENERGY CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL:   The consolidated financial statements include the
accounts of Wisconsin Energy Corporation ("Wisconsin Energy" or the "Company"), a diversified holding company, as well as its principal subsidiaries in the following operating segments:

    *UTILITY ENERGY SEGMENT - Consisting of Wisconsin Electric
     Power Company ("Wisconsin Electric"), Wisconsin Gas Company ("Wisconsin Gas") and Edison Sault Electric Company ("Edison Sault") and engaged primarily in the generation of electricity and the distribution of electricity and natural gas;

    *NON-UTILITY ENERGY SEGMENT - Consisting of Wisvest
     Corporation ("Wisvest"), WICOR Energy Services Company,
     FieldTech, Inc. and Northern Tree Service, Inc. and engaged primarily in independent electric power production as well as in energy marketing, trading and services activities; and

    *MANUFACTURING SEGMENT - Consisting of WICOR Industries,
     Inc., an intermediary holding company, and its primary subsidiaries, Sta-Rite Industries, Inc., SHURflo Pump Manufacturing Co. and Hypro Corporation, and engaged in the manufacture of pumps as well as fluid processing and pump filtration equipment.

Other non-utility subsidiaries of Wisconsin Energy include primarily Minergy Corp., which develops and markets recycling technology products, and Wispark LLC ("Wispark"), formerly Wispark Corporation, which develops and invests in real estate, and other non-utility companies. All significant intercompany transactions and balances have been eliminated from the financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS:   Certain prior year financial statement
amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income or earnings per share.

REVENUES:   Energy revenues are recognized on the accrual basis
and include estimated amounts for service rendered but not billed. The manufacturing segment recognizes revenue from product sales upon shipment. Based upon experience, the manufacturing segment estimates and records provisions for sales returns, allowances and original warranties in the period the sale is reported.

Wisconsin Electric's rates include base amounts for estimated fuel and purchased power costs. It can request recovery of fuel and purchased power costs prospectively from retail electric customers in the Wisconsin jurisdiction through its rate review process with the Public Service Commission of Wisconsin ("PSCW") and in interim fuel cost hearings when such annualized costs are more than 3% higher than the forecasted costs used to establish rates. Wisconsin Electric's and Wisconsin Gas's retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs incurred subject to a partial sharing mechanism between Wisconsin Gas and its customers.

PROPERTY AND DEPRECIATION:   Property is recorded at cost.
Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. Cost includes material, labor and capitalized interest or allowance for funds used during construction. The cost of depreciable utility property, together with removal cost less salvage, is charged to accumulated depreciation when property is retired.

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets. For manufacturing property, depreciation expense is primarily included in cost of goods sold.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage and removal costs. Depreciation as a percent of average depreciable utility plant was 4.5% in 2000 and 4.1% in 1999 and 1998. Nuclear plant decommissioning costs are accrued and included in depreciation expense (see Note F).

Estimated useful lives are 3 to 10 years for manufacturing equipment, 3 to 15 years for other non-utility equipment and 30 to 40 years for non-utility buildings.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION:   Allowance for
funds used during construction is included in Wisconsin Electric's utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. On the Consolidated Income Statement, the cost of borrowed funds (before income taxes) is a reduction of interest expense and the return on stockholders' capital is an item of non-cash other income.

As approved by the PSCW, Wisconsin Electric's allowance for funds used during construction was capitalized during the following periods on 50% of construction work in progress at the following rates:

       *September 1, 2000 - December 31, 2000     10.18%
       *June 1, 1998 - August 31, 2000            10.21%
       *January 1, 1998 - May 31, 1998            10.29%

EARNINGS PER COMMON SHARE:   Basic earnings per common share have
been computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share have been computed by dividing net earnings by the weighted average number of common shares outstanding including the dilutive effects of stock options.

MATERIALS, SUPPLIES AND INVENTORIES:   Inventory at December 31,
2000 and 1999 consists of:


       Materials,
Supplies and Inventories                  2000           1999
------------------------                --------       --------
                                         (Millions of Dollars)
Fossil Fuel                               $78.2         $113.8
Gas in Storage                             92.1           29.8
Materials and Supplies                     89.0           88.0
Manufacturing                             122.4            -
                                         ------         ------
  Total                                  $381.7         $231.6
                                         ======         ======


Substantially all fossil fuel, materials and supplies and gas in storage inventories are priced using the weighted average method of accounting. As a result of the merger with WICOR in April 2000, the Company acquired the manufacturing inventories of WICOR Industries, Inc. Approximately 83% of the manufacturing inventories in 2000 are priced using the last-in, first-out method (not in excess of the market), with the remaining inventories priced using the first-in, first-out method. If the first-in, first-out method of accounting had been used exclusively, manufacturing inventories would have been $0.4 million higher at December 31, 2000.

GOODWILL AND LONG-LIVED ASSETS:   Goodwill represents the excess
of acquisition costs over the fair value of the net assets of acquired businesses and is amortized on a straight line basis over its estimated life, which is generally 40 years.

The Company reviews the carrying value of goodwill and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment would be determined based upon a comparison of the undiscounted future operating cash flows anticipated to be generated during the remaining life of the goodwill or long-lived assets to the carrying value. Measurement of any impairment loss would be based upon discounted operating cash flows.

REGULATORY ACCOUNTING:   The utility energy segment accounts for
its regulated operations in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities).

Deferred regulatory assets and liabilities at December 31 consist of:


Deferred Regulatory Assets and Liabilities                      2000                1999
------------------------------------------                    --------            --------
                                                                 (Millions of Dollars)
Deferred Regulatory Assets
  Deferred income taxes                                        $148.7              $155.3
  Postretirement benefit costs                                   31.2                 -
  Purchase power commitment                                      30.6                22.1
  Lightweight aggregate plant                                    19.7                 -
  Department of Energy assessments                               18.5                21.1
  Deferred nuclear costs                                          8.3                11.8
  Deferred uncollectible expenses                                 7.8                 -
  Other                                                          12.0                 6.6
                                                               ------              ------
Total Deferred Regulatory Assets                               $276.8              $216.9
                                                               ======              ======

Deferred Regulatory Liabilities
  Deferred income taxes                                        $111.0              $117.8
  WICOR acquisition purchase adjustments                        173.1                 -
  Tax and interest refunds                                       24.7                 2.3
  Other                                                          12.2                 4.7
                                                               ------              ------
Total Deferred Regulatory Liabilities                          $321.0              $124.8
                                                               ======              ======


In connection with the WICOR acquisition, the Company recorded the Wisconsin Gas pension and postretirement medical plans at fair value. Due to the regulatory treatment of Wisconsin Gas, a regulatory liability was also recorded and is being amortized over the average remaining service life of 15 years.

During 2000, Wisconsin Electric discontinued operation of its lightweight aggregate plant at Oak Creek Power Plant. As authorized by the PSCW, Wisconsin Electric transferred the associated remaining undepreciated plant balance of $19.7 million on December 31, 2000 to a deferred regulatory asset account, which will be amortized on a straight-line basis over the five-year period ending December 31, 2005.

Utility operations in the state of Wisconsin are precluded from discontinuing service to residential customers within their service areas during the heating season. As a result, Wisconsin Gas defers any differences between doubtful account provisions based upon actual experience and provisions allowed for ratemaking purposes by the PSCW for recovery in future rates.

DERIVATIVE FINANCIAL INSTRUMENTS:   The Company has limited
involvement with derivative financial instruments. Wisconsin Gas uses such instruments to manage commodity risks associated with the price of natural gas, and the manufacturing segment uses derivative financial instruments to manage foreign exchange risk. In addition, Wisvest-Connecticut, LLC, a wholly-owned non-utility energy affiliate, has entered into an interest rate swap agreement to manage interest rate risk related to debt (see
Note I) issued in the acquisition of two fossil-fueled power plants (see Note B).

STATEMENT OF CASH FLOWS:   Cash and cash equivalents include
marketable debt securities acquired three months or less from maturity. During 1998, Wisconsin Energy recorded a $19.3 million non-cash acquisition of ESELCO, Inc. accounted for as a pooling of interests (see Note B). In 1999, Wisconsin Electric recorded a $110 million cash payment, included in Operating Activities - Other, related to a contested July 1999 jury verdict (see
Note N).

RESTRICTIONS:   Various financing arrangements and regulatory
requirements impose certain restrictions on the ability of the principal utility subsidiaries and various financing arrangements impose restrictions on the non-utility subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric and Wisconsin Gas are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will affect its operations.

NEW ACCOUNTING PRONOUNCEMENTS:   In June 1998, the Financial
Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), which has been amended by FAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FAS 133, an amendment of FAS 133, and by FAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FAS 133. FAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

FAS 133, as amended, is effective for fiscal years beginning after June 15, 2000 and must be applied to: (a) derivative instruments; and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1998. Wisconsin Energy has identified a limited number of both financial and physical commodity contracts that meet the definition of a derivative under FAS 133 in its electric and natural gas utility operations as well as in its non-regulated energy operations. These contracts are used to manage the Company's exposure to commodity price and interest rate volatility.

The adoption of FAS 133, as amended, on January 1, 2001, was insignificant to the income statement and to other comprehensive income. The Company believes that its electric capacity contracts qualify for the normal purchase and sale exception under FAS 133, and therefore are not considered derivative instruments. The Financial Accounting Standards Board is currently reviewing a proposal that would allow electric capacity option contracts to qualify for the normal purchase and sale exception. The Financial Accounting Standards Board's final conclusion may impact the Company's ongoing application of FAS 133 related to its electric capacity contracts.

Following initial adoption of FAS 133, changes in the net value of the effective portion of derivatives qualifying as cash flow hedges are recorded, net of tax, in other comprehensive income. The ineffective portion of the derivative's change in fair value is required to be recognized in earnings immediately. In the case of Wisconsin Gas, the ineffective portion is recorded as regulatory asset or liability as these transactions are part of the gas cost recovery mechanism.

The fair value of the derivative investments is determined by reference to quoted market prices of listed contracts, published quotations or quotations from independent parties. In the absence thereof, the Company utilizes mathematical models based on current and historical data.


B - MERGERS AND ACQUISITIONS

Utility Energy Segment

WICOR, INC.:   On April 26, 2000, the Company acquired all of the
outstanding common stock of WICOR, Inc., a diversified utility holding company. The purchase price included the payment of $1.2 billion of cash, the assumption of options and restricted shares valued at $37.1 million and the payment of $10.2 million in transaction costs. The Company also assumed approximately $267 million of existing WICOR debt. The cash purchase price of approximately $1.2 billion was funded with commercial paper borrowings. The acquisition was accounted for as a purchase under Accounting Principles Board Opinion No. 16, Business Combinations ("APB 16"), and accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. In accordance with APB 16, the purchase price has been allocated to assets acquired and liabilities assumed based upon an estimate of fair value at the date of acquisition while approximately $818 million was recorded as goodwill and is being amortized over 40 years. Portions of the purchase price were identified by independent appraisers utilizing proven valuation procedures and techniques and are subject to adjustment as these estimates are refined and finalized.

The following unaudited pro forma data summarize the results of recurring operations for the periods indicated as if the WICOR acquisition had been completed as of the beginning of the periods presented. The pro forma amounts give effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense, amortization of intangibles and income taxes. The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

                                                            Pro Forma
                                                ----------------------------------
Wisconsin Energy Corporation                      2000                      1999
----------------------------                    --------                  --------
                                        (Millions of Dollars, Except Per Share Amounts)
Total Operating Revenues                        $3,789.9                  $3,282.8
Net Income                                        $182.4                    $201.3

Earnings Per Share
  Basic                                            $1.51                     $1.72
  Diluted                                           1.51                      1.72


ESELCO, INC.:   On May 31, 1998, Wisconsin Energy acquired
ESELCO, Inc. in a tax-free reorganization accounted for as a pooling of interests. ESELCO was the parent company of Edison Sault, an electric utility serving customers in Michigan's eastern Upper Peninsula. In connection with the acquisition, Wisconsin Energy issued 2.4 million shares of Wisconsin Energy common stock with a value of $70.9 million for the outstanding shares of ESELCO common stock. Due to the immaterial nature of the transaction, Wisconsin Energy has not restated any historical financial or statistical information. Instead, Wisconsin Energy combined ESELCO's May 31, 1998 balance sheet with Wisconsin Energy's, including a $1.2 million credit to retained earnings of which $0.9 million represented ESELCO's consolidated net income during the first five months of 1998.


Non-Utility Energy Segment

WISVEST-CONNECTICUT, LLC:   In April 1999, Wisvest-Connecticut,
LLC, a wholly owned subsidiary of Wisvest Corporation, acquired two fossil-fueled power plants in the state of Connecticut for $276.8 million from The United Illuminating Company, an unaffiliated investor-owned utility in New Haven, Connecticut. Pursuant to the agreement, Wisvest-Connecticut, LLC purchased the Bridgeport Harbor Station, which has an active generating capacity of 590 megawatts, as well as the New Haven Harbor Station, which has an active generating capacity of 466 megawatts. Wisconsin Energy accounted for the transaction under the purchase method of accounting. Related goodwill in the amount of $55.9 million, which is being amortized over a 30-year estimated life, remains outstanding at December 31, 2000. Due to the immaterial nature of the transaction, Wisconsin Energy has not presented pro forma financial information. As discussed in Note C, the Company has announced the pending sale of these two fossil-fueled power plants.


Manufacturing Segment

In August 2000, WICOR Industries, Inc. completed the acquisition of a privately held manufacturer of fiber-wound pressure tanks for the water treatment industry. The aggregate purchase price for this transaction was approximately $33.5 million and was financed using cash and short-term borrowings. The acquisition was accounted for as a purchase with the acquired company's results of operations included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the estimated fair value of the net assets of the acquired company was approximately $22.6 million, which has been recorded as goodwill and is being amortized over a period of 40 years. Due to the immaterial nature of the transaction, Wisconsin Energy has not presented pro forma financial information.


C - ASSET SALES AND DIVESTITURES

During 2000, the Company's management announced a strategy, which, among other things, identified the divestiture of non-core investments.

In October 2000, the Company closed on the sale of its interest in SkyGen Energy Holdings LLC which resulted in cash proceeds totaling approximately $332 million (including approximately
$112 million for the repayment of certain advances, short-term notes receivables and interest) and a gain of $54.6 million after tax or $0.45 per share.

As of December 31, 2000, Wisconsin Energy held additional assets for sale as follows:

Assets Held For Sale                 December 31, 2000
--------------------                 -----------------
                                   (Millions of Dollars)
Non-Utility Energy                        $331.8
Other - Real Estate                        132.2
                                          ------
  Total                                   $464.0
                                          ======


In May 2000, Wisconsin Energy announced that it planned to market and sell approximately 80% of the assets of Wispark. During the fourth quarter of 2000, the Company completed the sale of approximately 44% of the Wispark portfolio anticipated to be sold, receiving approximately $128 million of gross proceeds. Wisconsin Energy anticipates selling the balance of the assets identified for sale over the next two years.

In December 2000, the Company signed an agreement to sell Wisvest-Connecticut, LLC's two fossil-fueled generating stations in the state of Connecticut for anticipated gross proceeds of approximately $350 million, including amounts for inventory. The sale of these plants and associated assets is expected to close by the end of the second quarter of 2001 subject to various regulatory approvals and other closing conditions. Concurrent with the sale of the Connecticut generating stations, Wisvest expects to retire $208.0 million of variable rate notes which are secured by the plants.

During the fourth quarter of 2000, the Company signed an agreement to sell Wisvest's interest in Blythe Energy, LLC, an independent power production project in the state of California. Initial proceeds of $42 million for the reimbursement of certain development costs were received in the fourth quarter of 2000. Additional proceeds are due in 2001 upon completion of certain regulatory and contractual matters, which is expected to result in a gain on the sale.

Proceeds from these sales, and additional sales of real estate by Wispark, are being used primarily to reduce debt.

In 2000, Wisconsin Electric and Edison Sault agreed to join the American Transmission Company LLC by contributing their electric utility transmission assets in exchange for equity interests in this new company. Transfer of these electric transmission system assets, with a net book value of approximately $252 million, became effective on January 1, 2001. During the first half of 2001, the American Transmission Company LLC expects to issue debt and distribute cash to Wisconsin Electric and Edison Sault in an amount equal to approximately 50% of the net book value of the assets transferred.


D - NON-RECURRING CHARGES

During the fourth quarter of 2000, the Company recorded charges totaling $0.69 per diluted share. Of this, $0.33 per share related to severance and employee benefits and merger-related items. In connection with the WICOR merger and the divestiture of non-core businesses, approximately 300 employees are to receive severance benefits under severance agreements and enhanced retirement initiatives. As of December 31, 2000, approximately $14.0 million of severance benefits remained as an outstanding liability on the balance sheet. The Company also recorded charges totaling $0.26 per share during the fourth quarter of 2000 related to the valuation of non-core investments. The Company reviewed its non-core businesses and investments and determined that the expected future cash flows on certain investments, including real estate, international waste to energy projects and energy marketing companies would not exceed the historical costs of those investments. In addition, the Company made a contribution of $0.10 per share to the Wisconsin Energy Foundation to assist it in becoming self funding.

During 1999, Wisconsin Electric reached agreement in the settlement of litigation related to the development of an electric generating plant in the Philippines at a cost of $0.09 per diluted share.


E - INCOME TAXES

The Company follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109").
FAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes.

The following table is a summary of income tax expense for each of the years ended December 31:

    Income Tax Expense                                   2000           1999           1998
    ------------------                                 --------       --------       --------
                                                               (Millions of Dollars)
Current tax expense                                      $120.2         $81.8          $95.0
Deferred income taxes, net                                 10.3          33.6            0.6
Investment tax credit, net                                 (4.6)         (4.3)          (3.4)
                                                         ------        ------          -----
  Total Tax Expense                                      $125.9        $111.1          $92.2
                                                         ======        ======          =====


The provision for income taxes for each of the years ended
December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

                                     2000                      1999                      1998
                            ---------------------     ---------------------     ---------------------
                                        Effective                 Effective                 Effective
  Income Tax Expense        Amount      Tax Rate      Amount      Tax Rate      Amount      Tax Rate
  ------------------        ------      ---------     ------      ---------     ------      ---------
                                                      (Millions of Dollars)
Expected tax at
 statutory federal
  tax rates                 $98.5         35.0%      $112.5         35.0%       $98.5         35.0%
State income taxes
 net of federal
  tax benefit                20.7          7.4%        16.6          5.2%        13.5          4.8%
Unrealized capital loss       7.5          2.7%         -            -            -            -
Investment tax
 credit restored             (4.6)        (1.6%)       (4.6)        (1.4%)       (4.7)        (1.7%)
Amortization of goodwill      4.2          1.5%         -            -            -            -
Flowback of prior
 contributions in aid
 of construction              -            -           (8.1)        (2.5%)       (8.0)        (2.9%)
Other, net                   (0.4)        (0.1%)       (5.3)        (1.6%)       (7.1)        (2.6%)
                           ------         -----      ------         -----       -----         -----
    Total Tax Expense      $125.9         44.9%      $111.1         34.7%       $92.2         32.6%
                           ======         =====      ======         =====       =====         =====


The components of FAS 109 deferred income taxes classified as net current assets and net long-term liabilities at December 31 are as follows:

                                     Current Assets (Liabilities)   Long-Term Liabilities (Assets)
                                     ----------------------------   ------------------------------
    Deferred Income Taxes                 2000           1999            2000          1999
    ---------------------                 ----           ----            ----          ----
                                                         (Millions of Dollars)
Property-related                         $ -            $ -             $671.9        $568.1
Construction advances                      -              -              (66.5)        (61.8)
Decommissioning trust                      -              -              (52.9)        (44.2)
Contested liability payment                -              -               43.8          43.8
Recoverable gas costs                     18.1           (0.4)             -             -
Uncollectible account expense             18.0            6.6              -             -
Employee benefits
  and compensation                        15.7            8.4              4.1         (34.5)
Asset impairment charge                   10.8           12.1              -             -
Other                                     10.8           10.6            (13.3)         (7.0)
                                         -----          -----           ------        ------
    Total Deferred Income Taxes          $73.4          $37.3           $587.1        $464.4
                                         =====          =====           ======        ======


Wisconsin Electric, Wisconsin Gas and Edison Sault have also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues
(see Note A).


F - NUCLEAR OPERATIONS

POINT BEACH NUCLEAR PLANT:   Wisconsin Electric owns two
approximately 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin. Point Beach Nuclear Plant is operated by the Nuclear Management Company, a company that, as of December 31, 2000, manages seven nuclear generating units in the Midwest owned by four different companies in the region. Wisconsin Electric currently expects the two units at Point Beach to operate to the end of their operating licenses, which expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In 1997, the PSCW authorized Wisconsin Electric to defer certain nuclear non-fuel operation and maintenance costs in excess of those included in 1997 rates. As a result, Wisconsin Electric deferred $18 million during 1997. During 1998, the PSCW authorized a five-year recovery in the electric retail jurisdiction in the state of Wisconsin of the excess 1997 nuclear non-fuel operation and maintenance costs, and Wisconsin Electric began amortizing the $18 million of deferred costs on a straight line basis over the five year recovery period. As of December 31, 2000, $8.3 million of deferred costs remain on the Consolidated Balance Sheet in Deferred Charges and Other Assets - Deferred Regulatory Assets (see Note A).

NUCLEAR INSURANCE:   The Price-Anderson Act as amended and
extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.5 billion, of which $200 million is covered by liability insurance purchased from private sources. The remaining $9.3 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric participated in an industry-wide insurance program, with an aggregate limit of $200 million which covered radiation injury claims of nuclear workers first employed after 1987. This program was replaced with a new program (which has no retrospective assessment provisions) at the end of 1997.
However, the discovery period for claims covered under the former program remains open until the end of 2007 for those few former insureds who no longer need to participate in the new, replacement program. If claims in excess of the funds available under the old program develop, Wisconsin Electric would be assessed up to a maximum of approximately $6.3 million.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $7.8 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $3.8 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

NUCLEAR DECOMMISSIONING:   Nuclear decommissioning costs are
included in depreciation expense under an external sinking fund method as these costs are recovered through rates over the expected service lives of the generating units. Decommissioning expenses of $17.6 million, $17.7 million and $15.5 million were accrued during 2000, 1999 and 1998, respectively, under this method.

Decommissioning costs collected through rates are deposited into the nuclear decommissioning trust fund and also included in accumulated depreciation. As a result, these funds do not add to the cash flows available for general corporate purposes.
Earnings on the fund balance accumulate in the nuclear decommissioning trust fund and in accumulated depreciation as part of the decommissioning liability.

It is expected that the annual payments to the nuclear decommissioning trust fund along with related earnings will provide sufficient funds at the time of decommissioning.
Wisconsin Electric believes it is probable that any shortfall in funding would be recoverable in utility rates.

The estimated cost to decommission the plant in 2000 dollars is $586 million based upon a site specific decommissioning cost study completed in 1998, and includes additional costs from prior estimates for work management by an independent decommissioning general contractor. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.9 billion will be spent over a thirty-three year period, beginning in 2010, to decommission the plant.

Following is a summary at December 31 of the Nuclear
Decommissioning Trust Fund balance, stated at fair value, which is equal to the accrued decommissioning liability balance included in accumulated depreciation.


Nuclear Decommissioning Trust Fund                         2000           1999
----------------------------------                         ----           ----
                                                          (Millions of Dollars)
Total funding and realized net earnings                   $408.1         $357.7
Unrealized gains, net                                      205.2          268.0
                                                          ------         ------
  Total                                                   $613.3         $625.7
                                                          ======         ======


As required by Statement of Financial Accounting Standards
No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Nuclear Decommissioning Trust Fund are classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized holding gains on the fund were recorded as part of the fund and as part of accumulated depreciation.

DECONTAMINATION AND DECOMMISSIONING FUND:   The Energy Policy Act
of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 2000, Wisconsin Electric has recorded its remaining estimated liability equal to projected special assessments of $16.1 million. A corresponding deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next seven years ending in 2007.


G - COMMON EQUITY

During 2000, the board of directors approved a common stock repurchase plan which authorizes the Company to purchase up to $400 million of its shares of common stock in the open market over the following 24 months. Through December 31, 2000 Wisconsin Energy purchased approximately 5.0 million shares of common stock for $100.8 million. The Company is currently retiring the stock that is purchased.

Wisconsin Energy issued approximately 4.7 million and 3.3 million new shares of common stock during 2000 and 1999, respectively, which were primarily purchased by participants in the Company's stock plans with cash investments and reinvested dividends totaling approximately $89.3 million during 2000 and $79.1 million during 1999.

In September 2000, the board of directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per common share (or $1.56 on an annualized basis).

STOCK OPTION PLANS AND RESTRICTED STOCK:   The Omnibus Stock
Incentive Plan ("OSIP"), as approved by stockholders in 1994 and amended by the board of directors in 1998, enables the Company to provide a long-term incentive, through equity interests in Wisconsin Energy, to outside directors, selected officers and key employees. The OSIP provides for the granting of stock options, stock appreciation rights, stock awards and performance units during the ten-year term of the plan. Awards may be paid in common stock, cash or a combination thereof. No stock appreciation rights have been granted to date. Four million shares of common stock have been reserved under the OSIP.

In addition, under the terms of the Merger Agreement with WICOR, each outstanding option to purchase shares of WICOR common stock, $1.00 par value (with attached common stock purchase rights, a "WICOR Option") was assumed by Wisconsin Energy and converted into an option to purchase shares of the Company's common stock on the same terms and conditions as were applicable under such WICOR Options. The WICOR Options that were outstanding on
June 27, 1999 became fully vested at the effective time of WICOR's merger with the Company.

The exercise price of a stock option under the OSIP is to be no less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date except in the event of a change in control. The following is a summary of the Company's stock options issued through December 31, 2000.

                                         2000                     1999                  1998
                                 ---------------------    --------------------  -------------------
                                              Weighted-               Weighted-            Weighted-
                                  Number      Average      Number     Average    Number    Average
       Stock Options                of        Exercise       of       Exercise     of      Exercise
    -------------------          Options       Price      Options      Price    Options     Price
                                 -------      --------    -------     --------  -------    --------
Outstanding at January 1         1,234,700     $28.11       858,700    $28.53    530,200    $28.00
  Granted                        1,198,211     $19.95       376,000    $27.14    331,500    $29.37
  Conversion of WICOR options    4,571,345     $13.71         -          -         -          -
  Exercised                       (735,948)    $12.49         -          -        (3,000)   $27.38
  Forfeited                        (51,473)    $25.86         -          -         -          -
                                 ---------                ---------              -------
Outstanding at December 31       6,216,835     $17.81     1,234,700    $28.11    858,700    $28.53
                                 =========                =========              =======
Exercisable at December 31       4,647,406     $16.08       369,763    $28.99    120,500    $27.05


As of December 31, 2000, the 6,216,835 options outstanding are exercisable at per share prices of between $6.79 and $30.88 with a weighted-average remaining contractual life of 7.2 years. At December 31, 2000, 3,824,049 converted WICOR options are vested and exercisable. An additional 517,700 of the outstanding options have "cliff vesting" terms and are exercisable four years after the grant date, while 1,805,086 of the options vest on a straight-line "graded" basis over a four-year period from the grant date and 70,000 of the options vest on a straight-line "graded" basis over a three-year period from the grant date. All outstanding options, including the converted WICOR options, expire no later than eleven years from the date of grant. As of December 31, 2000, the 4,647,406 exercisable options are exercisable at per share prices of between $6.79 and $30.88 with a weighted-average remaining contractual life of 6.6 years.

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its stock option plans and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"). The Black-Scholes option-pricing model was used to estimate FAS 123 compensation expense with the following assumptions for 2000, 1999 and 1998, respectively: dividend yields of 4.0%, 5.7% and 5.3%; risk free interest rates of 6.4%, 6.7% and 5.7%; expected volatility of 21.0%, 13.2% and 15.0%; and an expected option life of 10 years for all periods. The weighted average fair value of options granted in 2000, 1999 and 1998 was $4.73, $3.05 and $3.34 per share, respectively. Had compensation cost for the Company's 2000, 1999 and 1998 grants for stock-based compensation plans been determined consistent with FAS 123, the Company's net income and diluted earnings per share would have been reduced to the pro forma amounts indicated below:


Pro Forma Earnings Under FAS 123                   2000              1999              1998
--------------------------------                   ----              ----              ----
                                               (Millions of Dollars, Except Per Share Amounts)
Net Income
  As reported                                     $154.2            $209.0            $188.1
  Pro forma                                       $153.0            $208.6            $187.9

Diluted Earnings Per Common Share
  As reported                                      $1.27             $1.79             $1.65
  Pro forma                                        $1.26             $1.78             $1.64


The Company has granted restricted shares of common stock to certain key employees. The following restricted stock activity occurred during 2000, 1999 and 1998:

                                         2000                     1999                  1998
                                  --------------------     -------------------   ------------------
                                              Weighted-               Weighted-            Weighted-
                                  Number      Average      Number     Average    Number    Average
    Restricted Shares               of         Market        of        Market      of       Market
  ---------------------           Shares       Price       Shares      Price     Shares     Price
                                  ------      --------     ------     --------   ------    --------
Outstanding at January 1          103,250                   55,750                6,000
  Granted                          64,750      $21.12       51,500     $27.41    49,750     $28.62
  WICOR restricted
    shares converted               57,745      $20.73         -           -         -          -
  Released/Forfeited              (20,804)     $25.01       (4,000)    $28.32       -          -
                                  -------                  -------               ------
Outstanding at December 31        204,941                  103,250               55,750
                                  =======                  =======               ======


Recipients of the restricted shares, who have the right to vote the shares and to receive dividends, are not required to provide consideration to the Company other than rendering service. Forfeiture provisions on the restricted stock expire 10 years after award grant subject to an accelerated expiration schedule based on the achievement of certain financial performance goals.

Under the provisions of APB 25, the market value of the restricted stock awards on the date of grant is recorded as a separate unearned compensation component of common stock equity and is then charged to expense over the vesting period of the awards. Adjustments are also made to expense for achievement of performance goals. Restricted stock compensation charged to expense during 2000, 1999 and 1998 was immaterial.


H - TRUST PREFERRED SECURITIES

In March 1999, WEC Capital Trust I, a Delaware business trust of which Wisconsin Energy owns all of the outstanding common securities, issued $200 million of 6.85% trust preferred securities to the public. The sole asset of WEC Capital Trust I is $206 million of 6.85% junior subordinated debentures issued by Wisconsin Energy and due March 31, 2039. The terms and interest payments on these debentures correspond to the terms and distributions on the trust preferred securities. Wisconsin Energy used the proceeds from the sale of its junior subordinated debentures to fund a capital contribution of approximately
$105 million to Wisvest-Connecticut, LLC for acquisition in mid-April 1999 of two fossil-fueled power plants (see Note B) and for repayment of short-term borrowings. WEC Capital Trust I has been consolidated into Wisconsin Energy's financial statements.

For tax purposes, Wisconsin Energy is allowed to deduct an amount equal to the distributions on the trust preferred securities. Wisconsin Energy may elect to defer interest payments on the debentures for up to 20 consecutive quarters, causing corresponding distributions on the trust preferred securities to also be deferred. In case of a deferral, interest and distributions will continue to accrue, along with quarterly compounding interest on the deferred amounts.

Wisconsin Energy may redeem all or a portion of the debentures after March 25, 2004, requiring an equal amount of trust preferred securities to be redeemed at face value plus accrued and unpaid distributions. Wisconsin Energy has entered into a limited guarantee of payment of distributions, redemption payments and payments in liquidation with respect to the trust preferred securities. This guarantee, when considered together with Wisconsin Energy's obligations under the related debentures and indenture and the applicable declaration of trust, provide a full and unconditional guarantee by Wisconsin Energy of amounts due on the outstanding trust preferred securities.


I - LONG-TERM DEBT

FIRST MORTGAGE BONDS, DEBENTURES AND NOTES:   At December 31,
2000, the maturities and sinking fund requirements through 2005 for the aggregate amount of long-term debt outstanding (excluding obligations under capital leases) were:

                                        (Millions of Dollars)
2001                                           $29.0
2002                                           255.8
2003                                           478.0
2004                                           154.0
2005                                           251.6
Thereafter                                   1,439.0
                                            --------
    Total                                   $2,607.4
                                            ========


Sinking fund requirements for the years 2001 through 2005, included in the preceding table, are $18.0 million. Commercial paper in the amount of $509.7 million, issued under bank back-up credit facilities that expire between 2001 through 2003, is included in the preceding table. Substantially all of Wisconsin Electric's utility plant is subject to the mortgage.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method over the lives of the debt issues and included as interest expense.

In connection with the WICOR acquisition, Wisconsin Energy
(1) issued $1.2 billion of commercial paper of which $449 million is supported by multiple-year back-up credit facilities and classified as long-term debt which the Company has both the ability and intent to maintain for more than one year, and
(2) assumed $215 million of existing WICOR long-term debt.

During 1999, Wispark Corporation secured $53 million of bank financing in the form of adjustable and fixed rate mortgage notes due 2001-2012 to finance the construction or purchase of various facilities.

In December 1999, Wisconsin Electric issued $150 million of 6-
5/8% debentures due 2002. Proceeds from the issue were added to Wisconsin Electric's general funds and were used to reduce short-term borrowings and for other general corporate purposes.

In April 1999, Wisvest-Connecticut, LLC issued $210 million of nonrecourse variable rate notes secured by the acquired assets and due December 31, 2005, the proceeds of which were used to help finance the acquisition of two fossil-fueled power plants (see Note B) and for related working capital. Associated with issuance of this debt, Wisvest-Connecticut, LLC has entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. This agreement, which expires on December 31, 2005, serves to convert variable rate debt under Wisvest-Connecticut, LLC's long-term nonrecourse notes to fixed rate debt to reduce the impact of interest rate fluctuations.
The variable rate is based upon a three-month LIBOR rate and the fixed rated is 5.99%. At year-end 2000, three-month LIBOR was 6.44%. The notional amounts parallel a portion of the underlying debt levels and are used to measure interest to be paid or received and do not represent an exposure to credit loss. The notional amount of Wisvest-Connecticut, LLC's interest rate swaps was $73.1 million at December 31, 2000. This notional amount decreases on a quarterly basis over the remaining term of the agreement. The difference between the amounts paid and received under the interest rate swap is accrued as interest rates change and is recorded as an adjustment to interest expense over the life of the hedged agreement. Wisvest-Connecticut, LLC is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap. However, it does not anticipate any losses from this agreement, which is with a major financial institution.

OBLIGATIONS UNDER CAPITAL LEASES:   To meet a portion of its
electric energy supply needs, Wisconsin Electric entered into a long-term power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

Imputed interest costs on the capitalized purchase power obligation were $23.9 million, $23.4 million and $22.9 million during 2000, 1999 and 1998, respectively, and total amortization costs of the leased facilities were $5.7 million per year during 1998 through 2000. The long-term power purchase contract is treated as an operating lease for rate-making purposes. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs are recorded as a deferred regulatory asset (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78.5 million by the year 2009 and the total obligation under capital lease to increase to $160.2 million by the year 2005 before each is reduced over the remaining life of the contract. The minimum lease payments are classified as purchased power expense on the Consolidated Income Statement. Interest expense on the purchase power obligation, included in purchased power expense, was $21.0 million, $20.4 million and $20.3 million during 2000, 1999 and 1998, respectively.

Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $3.9 million, $3.5 million and $3.1 million during 2000, 1999 and 1998, respectively.

Following is a summary of Wisconsin Electric's capitalized leased facilities and nuclear fuel at December 31.

          Capital Lease Assets                                  2000                1999
----------------------------------------                        ----                ----
                                                                 (Millions of Dollars)
Leased Facilities
  Long-term purchase power commitment                          $140.3              $140.3
  Accumulated amortization                                      (18.6)              (13.0)
                                                               ------              ------
Total Leased Facilities                                        $121.7              $127.3
                                                               ======              ======
Nuclear Fuel
  Under capital lease                                          $121.4              $112.6
  Accumulated amortization                                      (63.1)              (51.8)
  In process/stock                                               34.8                22.6
                                                               ------              ------
Total Nuclear Fuel                                              $93.1               $83.4
                                                               ======              ======


Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 2000 are as follows:

                                                        Purchase
                                                         Power         Nuclear
         Capital Lease Obligations                     Commitment     Fuel Lease        Total
-------------------------------------------            ----------     ----------        -----
                                                                 (Millions of Dollars)
  2001                                                   $26.0          $29.0           $55.0
  2002                                                    26.9           22.5            49.4
  2003                                                    28.0           11.4            39.4
  2004                                                    29.0            4.3            33.3
  2005                                                    30.1            1.9            32.0
  Later Years                                            501.1            -             501.1
                                                        ------          -----          ------
Total Minimum Lease Payments                             641.1           69.1           710.2
Less: Estimated Executory Costs                         (132.2)           -            (132.2)
                                                        ------          -----          ------
Net Minimum Lease Payments                               508.9           69.1           578.0
Less: Interest                                          (356.6)          (5.9)         (362.5)
                                                        ------          -----          ------
Present Value of Net Minimum Lease Payments              152.3           63.2           215.5
Less: Due Currently                                        -            (26.2)          (26.2)
                                                        ------          -----          ------
                                                        $152.3          $37.0          $189.3
                                                        ======          =====          ======


J - SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates at December 31 consist of:

                                                 2000                          1999
                                        ----------------------        ----------------------
                                                       Interest                      Interest
      Short-Term Debt                    Balance         Rate          Balance         Rate
---------------------------              -------       --------        -------       --------
                                                       (Millions of Dollars)
Banks
  Domestic subsidiaries                    $57.9         6.77%          $50.9          6.32%
  Foreign subsidiaries                      10.6         5.39%            -             -
Commercial paper                         1,627.3         6.61%          256.6          6.20%
Medium-term notes due in
  less than one year                       200.0         6.74%          200.0          6.16%
Commercial paper classified
  as long-term debt (Note I)              (509.7)        6.64%            -             -
                                        --------                       ------
                                        $1,386.1         6.67%         $507.5          6.20%
                                        ========                       ======


In November 1999, Wisconsin Energy Capital Corporation sold
$200 million aggregate principal amount of nine-month adjustable medium-term notes due August 16, 2000. The initial interest rate for the medium-term notes was 6.16%. Proceeds from the 1999 sale of the notes were used to fund a $150 million capital contribution by Wisconsin Energy to Wisconsin Electric and to reduce short-term borrowings and for other general corporate purposes. In August 2000, these notes matured, and Wisconsin Energy Capital Corporation issued $200 million of new twelve-month adjustable medium-term notes due August 16, 2001 to fund the maturity of the 2000 notes. The initial interest rate on the new notes, which is reset quarterly based on 3-month LIBOR plus five basis points, was 6.74%.

At December 31, 2000, Wisconsin Energy had $2.0 billion of available unused lines of bank credit on a consolidated basis primarily in support of commercial paper, $1.5 billion of which was obtained in conjunction with the WICOR acquisition. In support of various informal lines of credit from banks, Wisconsin Energy's subsidiaries have agreed to maintain unrestricted compensating balances or to pay commitment fees; neither the compensating balances nor the commitment fees are significant.


K - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of Wisconsin Energy's recorded financial instruments at December 31 are as follows:

                                                 2000                          1999
                                         ---------------------         ---------------------
                                         Carrying         Fair         Carrying         Fair
    Financial Instruments                 Amount         Value          Amount         Value
-----------------------------            --------        -----         --------        -----
                                                       (Millions of Dollars)
Nuclear decommissioning trust fund        $613.3         $613.3         $625.7         $625.7
Preferred stock - redemption required       30.4           15.4           30.4           18.0
Trust preferred securities                 200.0          185.5          200.0          156.0
Long-term debt including
  current portion                        2,607.4        2,553.2        2,010.9        1,923.5


The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short maturities of these instruments. The nuclear decommissioning trust fund is carried at fair value as reported by the trustee (see Note F). The fair values of Wisconsin Energy's preferred stock - redemption required and trust preferred securities (see Note H) are estimated based upon the quoted market value for the same or similar issues. The fair value of Wisconsin Energy's long-term debt, including the current portion of long-term debt but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company's bond rating and the present value of future cash flows.


L - BENEFITS

PENSIONS AND OTHER POSTRETIREMENT BENEFITS:   The Company
provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

                                                                         Other Postretirement
                                             Pension Benefits                  Benefits
                                           -------------------           --------------------
      Status of Benefit Plans              2000           1999           2000           1999
-----------------------------------        ----           ----           ----           ----
                                                        (Millions of Dollars)
Change in Benefit Obligation
  Benefit Obligation at January 1         $780.7         $752.4         $195.5         $180.8
    Service cost                            17.7           16.3            4.7            3.3
    Interest cost                           67.2           51.1           18.0           12.5
    Plan participants' contributions         -              -              5.3            5.1
    Plan amendments                          4.6            -            (29.7)           -
    Actuarial (gain) loss                   31.5           (8.0)           6.1            7.6
    Acquisitions                           162.6           17.7           62.8            1.4
    Special termination benefits             1.7            -              -              -
    Benefits paid                          (67.5)         (48.8)         (18.0)         (15.2)
                                        --------         ------        -------        -------
  Benefit Obligation at December 31       $998.5         $780.7         $244.7         $195.5

Change in Plan Assets
  Fair Value at January 1                 $944.9         $839.7          $83.9          $68.9
    Actual return on plan assets            (6.4)         137.3           (4.4)          13.1
    Employer contributions                   2.0            2.5           11.1           10.5
    Plan participants' contributions         -              -              5.3            5.1
    Acquisitions                           351.8           14.2           71.9            1.5
    Benefits paid                          (67.5)         (48.8)         (18.0)         (15.2)
                                        --------         ------        -------        -------
  Fair Value at December 31             $1,224.8         $944.9         $149.8          $83.9
                                        --------         ------        -------        -------
Funded Status of Plans
  Funded status at December 31            $226.3         $164.1         ($94.9)       ($111.8)
  Unrecognized
    Net actuarial (gain) loss              (61.0)        (186.9)         (42.6)           5.6
    Prior service cost                      30.0           28.5            0.3            2.4
    Net transition obligation (asset)       (9.1)         (11.4)          27.2           60.3
                                        --------         ------        -------        -------
  Net Asset (Accrued Benefit Cost)        $186.2          ($5.7)       ($110.0)        ($43.5)
                                        ========         ======        =======        =======


The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

                                                                           Other Postretirement
                                         Pension Benefits                        Benefits
                                 --------------------------------    --------------------------------
Benefit Plan Cost Components       2000        1999        1998        2000        1999        1998
----------------------------       ----        ----        ----        ----        ----        ----
                                                        (Millions of Dollars)
Net Periodic Benefit Cost
 Service cost                     $17.7       $16.3       $13.1        $4.7        $3.3        $2.7
 Interest cost                     67.2        51.1        48.7        18.0        12.5        11.8
 Expected return on plan assets   (89.0)      (64.3)      (57.8)      (11.3)       (5.8)       (5.0)
 Amortization of
  Transition obligation (asset)    (2.3)       (2.2)       (2.2)        4.6         4.6         4.6
  Prior service cost                3.9         3.1         3.1         0.1         0.2         0.2
  Actuarial loss (gain)             0.6         0.7         0.6        (0.2)        0.2        (0.3)
  Terminations/curtailment          1.2         -           -           8.8         -           -
                                  -----       -----       -----       -----       -----       -----
Net Periodic Benefit Cost         ($0.7)       $4.7        $5.5       $24.7       $15.0       $14.0
                                  =====       =====       =====       =====       =====       =====
Weighted-Average Assumptions
  at December 31 (%)
 Discount rate                     7.5         7.5         6.75        7.5         7.5         6.75
 Expected return on plan assets    9.0         9.0         9.0         9.0         9.0         9.0
 Rate of compensation increase   3.0 to      3.0 to      3.0 to      3.0 to      4.75 to     3.0 to
                                   5.0         5.0         5.0         5.0         5.0         5.0


PENSION PLANS:   Pension plan assets, the majority of which are
equity securities, are held by pension trusts. Other pension plan assets include corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.

Commencing November 1, 1992, pension costs or credits for Wisconsin Electric, Wisconsin Gas and Edison Sault have been calculated in accordance with FAS 87, Employers' Accounting for Pensions, and are recoverable from utility customers. Prior to this date, pension costs were recoverable in rates as funded. Wisconsin Gas has recorded a deferred regulatory liability, which is being amortized as a reduction of pension expense over an eight-year period effective November 1, 1994, for the cumulative difference between the amounts funded and FAS 87 pension expenses through November 1, 1992.

The values reported for fiscal 1999 now include amounts with respect to Wisvest-Connecticut postretirement welfare plans. The 1999 valuation of these plans was not completed prior to the prior year's filing deadline. Open Window benefits were offered to certain participants in the Wisconsin Electric Retirement Account Plan and Wisconsin Gas Pension Plan for Non-Union Employees. This benefit enhancement resulted in a one-time
FAS 88 cost. The measurement date for Wisconsin Gas and WICOR was changed from September 30 to December 31 to match the measurement date used for the other reporting entities within Wisconsin Energy.

OTHER POSTRETIREMENT BENEFITS PLANS:   The Company uses
Employees' Benefit Trusts to fund a major portion of other postretirement benefits for employees of Wisconsin Electric, Wisconsin Gas and the non-utility affiliates. The majority of the trusts' assets are mutual funds or commingled indexed funds.

Effective January 1, 1992, postretirement benefit costs have been calculated in accordance with FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and are recoverable from the utility customers of Wisconsin Electric, Wisconsin Gas and Edison Sault. Wisconsin Gas and Edison Sault have recorded deferred regulatory assets, which are being amortized over a twenty-year period effective January 1, 1992, for the cumulative difference between the amounts funded and FAS 106 postretirement expenses through January 1, 1992.

The benefit attribution period was modified for the Wisconsin Electric Postretirement medical plans to equal the 10 years of service following the later of age at hire or age 45. This change resulted in a "negative" plan amendment and a "plan curtailment". The measurement date for Wisconsin Gas and WICOR was changed from September 30 to December 31 to match the measurement date used for the other reporting entities within Wisconsin Energy.

The assumed health care cost trend rate for 2001 is at 9% for all plan participants decreasing gradually to 5% in 2005 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                            1% Increase         1% Decrease
                                                            -----------         -----------
                                                                (Millions of Dollars)
Effect on
  Postretirement benefit obligation                           $19.3              ($16.3)
  Total of service and interest cost components                 2.6                (2.1)


SAVINGS PLANS:   Certain operating subsidiaries of the Company
sponsor savings plans which allow employees to contribute a portion of their pretax and/or after tax income in accordance with plan-specified guidelines. Matching contributions under these plans charged to expense amounted to $11.2 million, $9.1 million and $7.4 million during 2000, 1999 and 1998, respectively.


M - SEGMENT REPORTING

Wisconsin Energy Corporation is a diversified holding company with subsidiaries in utility and non-utility businesses. Wisconsin Energy's reportable operating segments include a utility energy segment, a non-utility energy segment and a manufacturing segment. Wisconsin Energy has organized its reportable operating segments based in part upon the regulatory environment in which its utility subsidiaries operate. In addition, the segments are managed separately because each business requires different technology and marketing strategies. The accounting policies of the reportable operating segments are the same as those described in Note A.

The utility energy segment primarily includes Wisconsin Energy's electric and natural gas utility operations. The electric utility operation engages in the generation, transmission, distribution and sale of electric energy in southeastern (including Metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The natural gas utility operation is responsible for the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas throughout Wisconsin. The non-utility energy segment derives its revenues primarily from energy activities including independent power production, energy marketing, contract meter reading and related services. The manufacturing segment is responsible for the manufacturing of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids.

Summarized financial information concerning Wisconsin Energy's reportable operating segments for each of the years ended December 31, 2000, 1999 and 1998 is shown in the following table. Current year information is not comparable with the prior years due to the addition of the operating results of the WICOR subsidiaries subsequent to April 26, 2000 and the allocation of merger-related costs (principally interest and goodwill amortization expense) to the operating segments. Substantially all long-lived assets and operations of the Company are domestic.

                                     Reportable Operating Segments
                               ----------------------------------------     Other (a),
                                         Energy                            Corporate &
                                ------------------------                   Reconciling       Total
        Year Ended              Utility       Non-Utility   Manufacturing  Eliminations   Consolidated
   -------------------          -------       -----------   -------------  ------------   ------------
                                                        (Millions of Dollars)
   December 31, 2000
   -----------------
Operating Revenues (b)         $2,556.7         $372.8         $374.2         $51.0        $3,354.7
Depreciation,
Decommissioning
  and Amortization                308.5           10.9            5.6          11.3           336.3
Operating Income (Loss)           419.1            1.8           32.5          (8.5)          444.9
Net Income (Loss)                 160.0           39.4            7.5         (52.7)          154.2
Capital Expenditures (c)          400.0          107.7           20.3          83.0           611.0
Total Assets                    6,526.5          597.9          850.2         431.5         8,406.1

   December 31, 1999
   -----------------
Operating Revenues (b)         $2,050.2         $193.2         $  -           $29.2        $2,272.6
Depreciation,
Decommissioning
  and Amortization                237.2            7.0            -             6.6           250.8
Operating Income                  455.2           19.7            -             1.2           476.1
Net Income (Loss)                 216.0            2.7            -            (9.7)          209.0
Capital Expenditures (c)          356.7           43.0            -           118.4           518.1
Total Assets                    4,975.3          640.9            -           445.6         6,061.8

   December 31, 1998
   -----------------
Operating Revenues (b)         $1,980.0          $34.1         $  -           $25.3        $2,039.4
Depreciation,
Decommissioning
  and Amortization                227.3            1.2            -             3.9           232.4
Operating Income (Loss)           387.4           (0.9)           -             4.2           390.7
Net Income (Loss)                 184.7           (2.1)           -             5.5           188.1
Capital Expenditures (c)          336.1            0.2            -            62.7           399.0
Total Assets                    4,675.5          169.2            -           340.9         5,185.6

(a) Other includes all other non-utility activities, primarily non-utility real estate investment and development and non-utility investment in recycling technology as well as interest on corporate debt.

(b) Intersegment revenues are not material.

(c) Excludes acquisitions.


N - COMMITMENTS AND CONTINGENCIES

CAPITAL EXPENDITURES:   Certain commitments have been made in
connection with 2001 capital expenditures. During 2001, total capital expenditures are estimated to be approximately
$715.0 million of which approximately $480.0 million, excluding the purchase of nuclear fuel, is attributable to the utility energy segment, $90.0 million is attributable to the non-utility energy segment, $35.0 million is attributable to the manufacturing segment, $55.0 million is attributable to development and investment in recycling technology and $55.0 million is attributable to other.

GIDDINGS & LEWIS, INC./CITY OF WEST ALLIS LAWSUIT:   In July
1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis, Inc., Kearney & Trecker Corporation, now a part of Giddings & Lewis, and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited cyanide contaminated wood chips in 1959 at two sites in West Allis, Wisconsin owned by the plaintiffs. Internal investigations lead Wisconsin Electric to believe that it was not the source of this waste. Environmental remediation at both sites was completed several years ago, with the current owners paying for disposal of materials found on their respective portions of the sites.

In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of the appeal, Wisconsin Electric tendered a contested liability payment of $110 million, which is part of Deferred Charges and Other Assets - Other on the Consolidated Balance Sheet, to the Milwaukee County Clerk of Circuit Court representing the amount of the verdict and accrued interest. Under Wisconsin law, the plaintiffs are liable to Wisconsin Electric upon reversal or reduction of the judgment for the applicable amount of the funds tendered with interest.

In further post-trial proceedings, the plaintiffs filed with the Circuit Court a motion for sanctions based upon representations made by Wisconsin Electric during trial that Wisconsin Electric had no insurance coverage for the punitive damage award. On April 27, 2000, the Circuit Court Judge issued a ruling on the matter, imposing the following sanctions against Wisconsin
Electric: (i) "judgment in the alternative" as a sanction, thereby finding an alternative basis upon which to sustain the $104.5 million verdict returned by the jury; (ii) a bar against Wisconsin Electric pursuing insurance coverage for the punitive damage portion of the verdict; and (iii) a requirement that Wisconsin Electric pay the plaintiffs' costs relating to the sanctions matter. In addition to appealing the judgment entered on the jury's verdict, Wisconsin Electric is appealing the Judge's ruling on the sanctions matter.

In the opinion of management, based in part on the advice of legal counsel, the jury verdict was not supported by the evidence or the law and the unprecedented award of punitive damages of this magnitude was unwarranted and should therefore be reversed or substantially reduced on appeal. Management also believes that the sanctions imposed by the Judge were not supported by the evidence or the law. As such, Wisconsin Electric has not established a reserve for potential damages from this suit.

As further developments, two shareholders filed separate shareholder derivative proceedings in Milwaukee County Circuit Court in August and September 2000 for alleged injuries to shareholders resulting from the Giddings & Lewis/City of West Allis litigation. The two lawsuits have been consolidated for pre-trial purposes. In accordance with Wisconsin law, a special committee of independent directors of Wisconsin Energy conducted an investigation into the allegations contained in the lawsuits and concluded that the maintenance of the two actions is not in the best interest of the Company. As a result, Wisconsin Energy moved to dismiss the actions, which is pending before the court.

ENVIRONMENTAL MATTERS: The Company periodically reviews its reserves for remediation costs as evidence becomes available indicating that its remediation liability has changed. Given current information, including the following, management believes that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to the Company's financial position or results of operations.

During 2000, the Company expanded a voluntary program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. Wisconsin Electric has performed a preliminary assessment of twenty-one sites, including eleven manufactured gas plant sites discussed below, and expects to conduct additional investigations during 2001 as well as to begin discussions with the Wisconsin Department of Natural Resources as necessary. At this time, the Company cannot estimate future remediation costs associated with these sites beyond those described below.

MANUFACTURED GAS PLANT SITES:   Included as part of its voluntary
program noted above, the Company continues to investigate the remediation of thirteen former manufactured gas plant sites and currently estimates that future costs for detailed site investigation and remediation will be $25 million to $40 million over the next ten years for eleven sites at Wisconsin Electric and approximately $6 million for two sites at Wisconsin Gas. Actual costs are uncertain pending the results of further site specific investigations and the selection of site specific remediation.

Wisconsin Electric has begun remediation activities at former manufactured gas plant sites in the Cities of Burlington and Kenosha, Wisconsin and expects to begin remediation at sites in Fort Atkinson and Waukesha, Wisconsin in 2001. Remediation of these sites is anticipated to be accomplished at an aggregate cost of between $5 million and $6 million. In Wisconsin Electric's February 13, 1997 Rate Order, the PSCW amplified its position on the recovery of manufactured gas plant site remediation costs. It reiterated its position that such costs should be deferred and amortized and recovered, without carrying costs, in future rate cases. Since the timing and recovery of remediation costs will be affected by the biennial rate case cycle, the timing and magnitude of remediation expenditures, and their recovery, may be affected.

ASH LANDFILL SITES:   Wisconsin Electric aggressively seeks
environmentally acceptable, beneficial uses for its combustion by-products. However, such coal-ash by-products have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the environmental operating and maintenance costs of Wisconsin Electric. During 2000, the Company incurred $2.9 million in coal-ash remediation expenses and expects to incur $3.0 million in 2001.

MANUFACTURING SEGMENT:   The Company's manufacturing subsidiaries
are involved in various environmental matters, including matters in which the subsidiaries or alleged predecessors have been named as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). The Company has established reserves for all of these environmental contingencies of which management is currently aware.



                REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the
   Stockholders of Wisconsin Energy Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows, capitalization and common equity present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/PricewaterhouseCoopers LLP
-----------------------------
PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
February 6, 2001